UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.     )

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SPARTECH CORPORATION

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SPARTECH CORPORATION
120 S. Central Avenue, Suite 1700
Clayton, Missouri 63105-1705

DEAR FELLOW STOCKHOLDER:

I cordially invite you to attend the 2012 Annual Meeting of Stockholders of Spartech Corporation to be held at 8:00 a.m. CST on Thursday, March 15, 2012, at the Spartech Technology Center, 11650 Lakeside Crossing Court, Maryland Heights, Missouri 63146.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a proxy card and a copy of our annual report to stockholders for the fiscal year ended October 29, 2011.
Every year, stockholders are given the opportunity to participate directly in the governance of Spartech Corporation through the proxy voting process. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly submit your vote by proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of Spartech Corporation, its Board of Directors, and the senior leadership team, I would like to express our appreciation for your continued investment in Spartech Corporation.

Sincerely,

/s/ Victoria M. Holt

Victoria M. Holt
President and
Chief Executive Officer

February 1, 2012

SPARTECH CORPORATION
120 S. Central Avenue, Suite 1700
Clayton, Missouri 63105-1705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 15, 2012

The 2012 Annual Meeting of Stockholders of Spartech Corporation will be held at 8:00 a.m. CST on Thursday, March 15, 2012, at the Spartech Technology Center, 11650 Lakeside Crossing Court, Maryland Heights, Missouri 63146. At the Annual Meeting, stockholders will be asked to consider the following items of business:

1.	To elect eight directors to serve for one-year terms;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting.

These items of business are described in detail in the accompanying proxy statement. Please read it carefully.

Stockholders of record at the close of business on January 20, 2012 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

By order of the Board of Directors,

/s/ Rosemary L. Klein

Rosemary L. Klein
Senior Vice President,
General Counsel and
Corporate Secretary

February 1, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 15, 2012.

Copies of the enclosed proxy statement for the 2012 Annual Meeting and the 2011 Annual Report to Stockholders are also available on the Company’s website at www.spartech.com under the “Investor Relations” section.

SPARTECH CORPORATION
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 15, 2012

Spartech Corporation (“Spartech” or the “Company”) is providing this proxy statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at the Company’s 2012 Annual Meeting of Stockholders. This proxy statement and form of proxy are being sent or delivered to stockholders of the Company beginning on or about February 1, 2012. This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What is included in these materials?

These materials include:

▪	the proxy statement for the Company’s 2012 Annual Meeting of Stockholders;

▪	Spartech’s 2011 Annual Report to Stockholders; and

▪	a form of proxy for the annual meeting.
What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid executive officers and certain other required information.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider the following items of business:

▪	The election of eight directors to serve for one-year terms;

▪	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year;

▪	An advisory vote on executive compensation; and

▪	Any other business as may properly come before the meeting.

What is the voting recommendation of Spartech’s Board?

The Board recommends that you vote your shares as follows:

▪	“FOR” each of the eight nominees to the Board described in this proxy statement;

▪	“FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year; and

▪	“FOR” the approval of the compensation of our executive officers.
The Board selected the persons named in the enclosed proxy card, who have advised the Company that they intend to vote the shares represented by all properly executed and unrevoked proxies received by them “FOR” each of the Board nominees for director, and “FOR” proposals 2 and 3 as set forth in the Notice of Annual Meeting of Stockholders, if no contrary instructions are given. Further, these named persons will vote on any other matter which may come before the Annual Meeting in accordance with their best judgment.

Who is entitled to vote at the Annual Meeting?

The Board has fixed the close of business on January 20, 2012 as the record date to determine who is entitled to receive notice of and to vote at the Annual Meeting. There were 30,818,052 shares of Common Stock, $0.75 par value per share, outstanding on the record date, each entitled to one vote. Only stockholders of record at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

▪	Shares registered directly in your name with our transfer agent, for which you are considered the “stockholder of record”; and

▪	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”
What is the difference between holding shares as a “stockholder of record” and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent to you directly by Spartech. As a stockholder of record, you have the right to grant a voting proxy to a person to vote on your behalf or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing your broker, bank or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the Annual Meeting?”

How can I vote my shares in person at the Annual Meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring your enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Shares held in street name may be voted in person by you only if you obtain a signed legal proxy from your broker giving you the right to vote the shares.
How can I vote my shares without attending the Annual Meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Annual Meeting. You can vote by proxy over the Internet, or by telephone or by mail by following the instructions provided in the enclosed proxy card.
Can I revoke my proxy or change my vote?
Any stockholder giving a proxy has the right to revoke it before the proxy is voted at our Annual Meeting by any of the following: (a) subsequently submitting a new proxy (including by Internet or telephone) that is received by the deadline specified on the accompanying proxy card; (b) giving written notice of your revocation to the Spartech Corporate Secretary; or (c) voting in person at the Annual Meeting. Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the Annual Meeting and vote in person.
What is the “quorum” requirement for the Annual Meeting?
A majority of the issued and outstanding shares of common stock entitled to vote must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. Abstentions are treated as present and entitled to vote, but are not counted as votes cast on any matter. Broker non-votes are treated as present, but not entitled to vote.

What is the voting requirement to approve each proposal?
With respect to Proposal 1, the election of directors, because this election of directors is not a contested election, each director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “withhold” or “against” that director. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Under Delaware law, if an incumbent director-nominee is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Board of Directors’ Corporate Governance Guidelines, each director-nominee has submitted an irrevocable contingent letter of resignation that becomes effective if he or she is not elected by a majority of the votes cast by stockholders and the Board accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision within 90 days after the date of the Annual Meeting.
With respect to Proposal 2, to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm, the proposal will be approved if it receives the affirmative vote of a majority of the stock having voting power present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will therefore have the same effect as negative votes while broker non-votes will have no effect for the purpose of determining whether the proposal has been approved.
With respect to Proposal 3, to approve, on an advisory non-binding basis, the Company’s executive compensation, the affirmative vote of a majority of the stock having voting power present in person or by proxy and entitled to vote at the Annual Meeting is required for approval. Abstentions will therefore have the same effect as negative votes while broker non-votes will have no effect for the purpose of determining whether the proposal has been approved.
Who will solicit proxies on behalf of the Company?
In addition to solicitations by mail, a number of regular employees of the Company and Wells Fargo Shareowner Services, who serves as the Company’s transfer agent, may solicit proxies in person or by telephone, but will not be separately compensated for such solicitation services. The Company may also arrange for the services of one or more proxy solicitation firms to assist in the solicitation of proxies. If a proxy solicitation firm is engaged, the Company will pay the fees charged by the firm. All expenses for the preparation and mailing of this proxy statement and form of proxy will be paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred by them in transmitting proxy materials to the beneficial owners of the Company’s common stock.
What does it mean if I receive more than one notice and proxy statement?
It means your shares are registered differently or are in more than one account. If you receive more than one notice and proxy statement, please provide voting instructions for all proxy cards you receive.
Where can I find the voting results?
We will publish the final results in a current report on Form 8-K within four business days of the Annual Meeting. You can obtain a copy of the Form 8-K by logging on to our website at www.spartech.com or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

PROPOSAL 1
ELECTION OF DIRECTORS

At our 2012 Annual Meeting, stockholders will elect eight directors. Pursuant to our Bylaws, the Company’s directors serve for one-year terms and are subject to annual election by the stockholders. Each Director elected at the Annual Meeting will hold office until the Annual Meeting of Stockholders held in 2013, or until a successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Board expects that each nominee will be able to stand for election and serve on the Board, but should any nominee become unable to serve, or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute candidate nominated by the Board.

The Governance Committee of the Board is responsible under its charter for identifying and recommending to the Board qualified candidates for election to the Board at each Annual Meeting of Stockholders as well as to fill any vacancies on the Board. In identifying and evaluating nominees for director, the Governance Committee considers candidates potential contribution to the diversity of backgrounds, skills and experience that the Board desires to have represented and the ability to devote sufficient time and effort to his or her duties as a director, as well as other contributions that the candidate may bring to the Board. The Governance Committee’s process is the same whether the candidate is recommended by a stockholder, another director, management, or otherwise. Periodically, the Governance Committee reviews the size, structure and membership of the Board and its committees to ensure that the proper skills and experience are represented on the Board as well as each of its committees.

The Company expects that members of the Board will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board in its oversight and advice concerning the Company’s business and operations from all perspectives. Listed below are key skills and experience that the Company considers important for directors to have in light of the Company’s current business and structure.

•
Leadership Experience. Directors who have served in leadership positions are important to the Company, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on the Company’s Board, is enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant challenges, and/or participated in similar industries.

•
Financial and Accounting Expertise. The Company believes that an understanding of finance, accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing the Company’s capital structure, financing and investing activities, financial reporting, and internal controls.

•
Operational and Manufacturing Expertise. Directors who have operational and manufacturing experience can provide expertise and guidance in overseeing the execution of important operational initiatives that the Company faces.

•
Industry Expertise. The Company believes that experience in the industries in which the Company participates is useful in understanding the Company’s various products and processes, the market segments in which the Company competes, the products and technologies against which the Company competes, the Company’s manufacturing operations, and its product development efforts.

•
Strategic Planning Experience. Directors who have a background in strategic planning provide insight into developing and implementing strategies for growing the Company’s business, both organically and through combination with other organizations.

•
International Experience. Because the Company has international operations with manufacturing facilities and offices in other countries, directors with international experience provide a useful business and cultural perspective regarding significant aspects of the Company’s international footprint.

•
Board of Directors Experience. Directors who have served on other boards provide advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the Chief Executive Officer and senior leadership, the importance of particular agenda and oversight matters, oversight of a changing mix of strategic, operational, and compliance-related matters, and an understanding of best practices used by other boards of directors.

Based on the recommendation of the Governance Committee, the Board has nominated current directors Ralph B. Andy, Lloyd E. Campbell, Edward J. Dineen, Victoria M. Holt, Walter J. Klein, Pamela F. Lenehan, Jackson W. Robinson and Craig A. Wolfanger to be re-elected as directors of the Company. For the 2012 Annual Meeting, the Company did not receive any recommendations by stockholders for nominations to the Board.

The Board of Directors unanimously recommends a vote FOR the eight Board of Directors’ nominees (Item 1 on the Proxy Card).

BOARD OF DIRECTORS

The current members of our Board of Directors are set forth below, along with a description of their business experience, directorships during the past five years and qualifications, attributes and skills. Each of the members of our Board of Directors is a nominee standing for reelection and has agreed to serve if elected.

Name, Term and Age	Director Biographical Information

Ralph B. Andy Director since 1998 Age, 67
Mr. Andy has served as non-executive Chairman of the Board of the Company since January 2008. He is the Chairman and President of Pennatronics Corp., a provider of contract electronic manufacturing services, serving in such capacity since 2000. Prior to his association with Pennatronics, Mr. Andy was founder, Chairman and Chief Executive Officer of Polycom Huntsman, Inc. Mr. Andy brings to the Board more than 30 years of experience in the plastic compounding industry, including significant leadership, operational, manufacturing knowledge and international experience from his roles at both Polycom Huntsman and Pennatronics. Mr. Andy has significant board experience, including previous service as Chairman of the Company’s Compensation Committee and a member of the Company’s Audit and Governance Committees and current service as the Chairman of the Board of Trustees at The Washington Hospital.

Lloyd E. Campbell Director since 2002 Age, 54
Mr. Campbell is a consultant in the New York office of Spencer Stuart, a global executive search firm. Prior to joining Spencer Stuart in May 2008, Mr. Campbell spent seven years with Rothschild North America as a managing director and global partner. For six years, he led the private finance group, reporting to the CEO of Rothschild NA.  Before Rothschild, Mr. Campbell spent 16 years with Credit Suisse First Boston where he started as an associate and rose to managing director of the private finance group.  He first began his career with Teachers Insurance and Annuity Association, where he was a member of the private placement department for five years, responsible for institutional placement investments in corporate entities. Mr. Campbell brings more than 30 years of financial and accounting and international experience to the Board from these positions. Additionally, Mr. Campbell brings cross-board experience to the Board. Mr. Campbell currently sits on the board of The Guardian Life Insurance Company of America and is Special Advisor to Aurora Management Partners LLC. He previously served on the boards of Alderwoods Group, Argyle Security and Georgetown University. Additionally, he served as a senior adviser to Rothschild’s merchant banking activities.

Edward J. Dineen Director since 2006 Age, 57
Mr. Dineen is Chief Executive Officer of LS9, Inc., an industrial biotechnology company, serving in such capacity since December 2010. Mr. Dineen previously served as Chief Operating Officer of LyondellBasell Industries (NYSE: LYB), one of the world’s largest petrochemical, fuels, and polymers companies, and was a member of its Management Board until his departure in December 2009. Mr. Dineen held a series of senior executive positions with LyondellBasell from 1998 until assuming his position as COO in March 2009. In January 2009, LyondellBasell’s U.S. operations and one of its European holding companies voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining LyondellBasell, Mr. Dineen was with ARCO Chemicals for over 20 years. Mr. Dineen brings more than 30 years of industry, operational, leadership, manufacturing and international experience, as well as strategic planning experience, to the Board from his positions at LS9, LyondellBasell, and ARCO Chemicals.

Victoria M. Holt Director since 2005 Age, 54
Ms. Holt is President and Chief Executive Officer of the Company, serving in such capacity since September 2010. From January 2003 to September 2010, Ms. Holt was Senior Vice President, Glass and Fiber Glass, for PPG Industries, Inc. (NYSE: PPG), a global manufacturer of coatings, chemicals, and glass products. Prior to joining PPG, Ms. Holt was Vice President of Performance Films for Solutia Inc. (NYSE: SOA). She began her career at Solutia’s predecessor, Monsanto Company (NYSE: MON), where she held various sales, marketing, and global general management positions. Ms. Holt brings leadership, strategic planning, industry, operational, manufacturing and international experience to the Board.

Name, Term and Age	Director Biographical Information
Walter J. Klein Director since 2003 Age, 65
Mr. Klein, a CPA, was Vice President, Finance for Stepan Company (NYSE: SCL), a global manufacturer of specialty and intermediate chemicals, from 1992 until his retirement in April 2002. In such capacity, Mr. Klein served as a member of Stepan’s executive leadership team and led the company’s finance organization. Prior to serving as Vice President, Finance for Stepan, he served in other finance and accounting positions, including serving as the company’s controller. Mr. Klein brings more than 30 years of financial and accounting experience, as well as leadership, industry, and international experience, to the Board. Mr. Klein also has cross-board experience, having previously served as a member of the board of directors and chairman of the audit committee of Argyle Security.

Pamela F. Lenehan Director since 2004 Age, 59
Ms. Lenehan is President of Ridge Hill Consulting, LLC, a strategy consulting firm, serving in such capacity since June 2002. Prior to joining Ridge Hill Consulting, Ms. Lenehan was Vice President and Chief Financial Officer of Convergent Networks, Inc. (March 2000-September 2001), and Senior Vice President - Corporate Development and Treasurer of NYSE-listed Oak Industries, Inc. (1995-2000) until it was acquired by Corning. Prior to that Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking Division and a Vice President at Chase Manhattan Bank. Ms. Lenehan brings more than 30 years of financial and accounting and strategic planning experience to the Board. She also has cross-board experience. Ms. Lenehan currently serves on the board of directors of American Superconductor Corporation (NASDAQ: AMSC), Monotype Imaging Inc. (NASDAQ: TYPE) and privately-held National Mentor Holdings. She also chairs the compensation committee and serves on the audit committee of Monotype Imaging and chairs the audit committees of American Superconductor Corporation and National Mentor Holdings. Ms. Lenehan also previously served on the board of directors of Avid Technology. She holds an Advanced Professional Director Certification from the Corporate Directors Group, a national public company director education organization.

Jackson W. Robinson Director since 1993 Age, 69
Mr. Robinson was Chairman of the Board of the Company from May 2005 to January 2008. He is a Partner of Brown Advisory Holdings, Inc., a full-service investment firm. Mr. Robinson also serves as Founder and Managing Partner of Winslow Management Company, which he founded in 1983 and which is now a separate operating group of Brown Advisory. Mr. Robinson brings more than 30 years of financial and accounting, leadership, and strategic planning experience to the Board, with a particular focus on sustainability. He also provides cross-board experience having served as a director and member of the audit committee of Jupiter European Opportunities Trust PLC, a closed-end mutual fund listed on the London Stock Exchange, for over ten years ending in 2011, and currently serving as a trustee for Suffield Academy in Connecticut where he serves as the investment committee chair.

Craig A. Wolfanger Director since 2001 Age, 53
Mr. Wolfanger is founder, President and Chief Executive Officer of Raptor Partners LLC, an investment banking firm. Prior to forming Raptor Partners in 2005, Mr. Wolfanger was Senior Managing Director and Head of Investment Banking for Parker/Hunter Incorporated. Prior to joining Parker/Hunter, he was a partner at Alex Brown & Sons, managing its New York investment banking practice. Mr. Wolfanger started his career as an investment banker with Kidder, Peabody & Co. Mr. Wolfanger provides nearly 30 years of experience in strategic planning, financial and accounting, and leadership experience to the Board.

BOARD OF DIRECTORS MEETINGS

The Board held eight formal meetings during fiscal 2011. Every director attended at least 75% of the aggregate number of formal meetings of the Board and the committees on which the director served. Also, directors often attend, in a non-voting capacity, meetings of committees on which the directors do not serve.

Pursuant to the Corporate Governance Standards of the New York Stock Exchange (the “NYSE”), the Board holds regularly scheduled executive sessions without management and at least annually schedules an executive session with only independent directors. Mr. Andy, as Chairman of the Board, presides over these sessions.

The Company’s directors are expected to and normally do attend each Annual Meeting. The 2011 Annual Stockholder’s meeting was attended by seven of the eight Directors then serving.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

The positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Board believes that there are advantages to having an independent Chairman of the Board, including: improving communications and relations between the Board, the Chief Executive Officer, and other senior leadership; assisting the Board in reaching consensus on particular strategies and policies; and facilitating robust senior leadership, Board, and Chief Executive Officer evaluation processes. In addition, the Board believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight. The duties of the independent Chairman of the Board include working with the Chief Executive Officer and other directors to set the agendas for board meetings, presiding over all meetings of the Board, the Annual Meeting of Stockholders, and executive sessions of the independent directors, and serving as the principal liaison on Board-wide issues between the independent directors and the Chief Executive Officer.

RISK OVERSIGHT

The Company is exposed to a wide variety of risks in its business activities including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, and risks relating to regulatory and legal compliance.

Senior leadership is responsible for identifying and managing risks related to significant business activities, mapping the risks to Company strategy and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risks and rewards, the appropriate manner in which to mitigate risks, and reporting on the status of the Company’s risk management activities to the Board.

One of the responsibilities of the Board is the oversight of the Company’s risk management activities. The Board assesses and oversees risks as a part of its review of the business, financial, and other activities of the Company. In addition, the Board reviews the processes that are implemented by management to identify and evaluate the major risks faced by the Company and oversees and monitors the design and implementation of guidelines and programs to manage those risks. Management provides regular briefings and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control and mitigate risks if and when appropriate. The Board also receives specific reports on enterprise risk management that focus primarily on the identification and management of risks that the Board uses in overseeing the Company’s risk management activities. The Company’s enterprise risk management program and practices will continue to evolve over time as best practices in this area and the Company’s businesses change.

COMMITTEES

The Board has four standing committees, Audit, Compensation, Governance and Sustainability. With the exception of the Sustainability Committee, the Board has determined that all members of each of these committees are “independent” under the NYSE Corporate Governance Standards and the Company’s Director Independence Policy.

Each of the Audit, Compensation, Governance, and Sustainability Committees has a written Charter setting forth its duties, responsibilities and authority as assigned by the full Board. Each Charter is posted in the “Investor Relations” section of the Company’s website, www.spartech.com.

The following table sets forth the committee membership for each of our directors:

Director	Board	Committee
		Audit	Compensation	Governance	Sustainability
Ralph B. Andy	Chair				Member
Lloyd E. Campbell	Member	Member		Chair
Edward J. Dineen	Member		Member	Member
Victoria M. Holt	Member				Member
Walter J. Klein	Member	Chair
Pamela F. Lenehan	Member		Chair
Jackson W. Robinson	Member			Member	Chair
Craig A. Wolfanger	Member	Member	Member
Number of fiscal 2011 meetings	8	10	9	3	3

Audit Committee: The Audit Committee consists of Mr. Klein (Chair), Mr. Campbell, and Mr. Wolfanger. The Audit Committee’s principal purposes are:

▪
selecting and engaging the independent registered public accounting firm to perform the annual audit of the Company’s financial statements, monitoring and evaluating the independent registered public accounting firm’s performance, and terminating the independent registered public accounting firm;

▪
serving as an independent and objective party to monitor and evaluate the Company’s financial reporting process, internal control systems and internal audit function, the integrity of the Company’s financial statements, and the Company’s and management’s compliance with laws, regulations, and policies relating to financial and auditing matters; and

▪
assisting the Board in fulfilling the Board’s responsibilities to stockholders, potential stockholders, securities exchanges, regulatory agencies, and the investment community relating to the Company’s financial statements and related legal and regulatory requirements.

The Audit Committee may engage advisors to assist it in carrying out its responsibilities. The Board has determined that Mr. Klein qualifies as an “audit committee financial expert” under the rules of the SEC.

Compensation Committee: The Compensation Committee consists of Ms. Lenehan (Chair), Mr. Dineen, and Mr. Wolfanger. The Compensation Committee’s principal purposes are:

▪	establishing the Company’s executive compensation philosophy and ensuring that executive officers are compensated in a manner consistent with that philosophy;

▪	reviewing and approving the Company’s executive compensation plans, programs and benefits, including short-term and long-term incentive plans (subject to Board and stockholder approval as needed); and

▪	reviewing the performance of, and approving compensation for, the Chief Executive Officer and other executive officers.
During fiscal 2011, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide compensation related services. Pearl Meyer reported directly to the Compensation Committee, and the nature and scope of the services rendered for fiscal 2011 by it to the Compensation Committee were:

▪
guidance with respect to executive compensation and retirement benefits, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory regulations;

▪	assistance with the assessment, design and implementation of short and long-term incentive compensation programs;

▪	assistance with the selection of the companies included in the Company’s peer group; and

▪	advice with respect to best practices related to executive compensation.
In order to maintain the independence of Pearl Meyer’s advice, Pearl Meyer does not provide any services for the Company other than those services provided to the Compensation Committee and only received fees and expenses related to services provided to the Compensation Committee.

The Compensation Committee has the final authority to retain and terminate consultants and determines the terms and conditions of those relationships. In its engagement, Pearl Meyer receives directions from the Compensation Committee and consults on a regular basis with the Compensation Committee and its members, as well as senior executive officers. In the course of its duties, the Compensation Committee regularly discusses executive compensation matters with Pearl Meyer without management present. Although the Compensation Committee seeks and considers the information and advice provided by its consultants, decisions are ultimately made by the Compensation Committee.

In performing an annual assessment of the compensation consultant’s independence, the Compensation Committee considers the nature and amount of work performed for the Compensation Committee during the year, the nature of any unrelated services performed for the Company, and the amount of fees paid for those services in relation to the compensation consultant firm’s total revenues. The Compensation Committee believes that Pearl Meyer has been independent during its service.

Governance Committee: The Governance Committee consists of Mr. Campbell (Chair), Mr. Dineen, and Mr. Robinson. The Governance Committee’s principal purposes are:

▪	identifying individuals qualified to become Board members consistent with criteria approved by the Board;

▪	recommending to the Board nominees for election at the annual meeting of stockholders and candidates to fill Board vacancies and newly-created Director positions;

▪	overseeing the evaluation of the Board, and its standing committees;

▪	reviewing and recommending to the Board the compensation provided for Board and Committee service;

▪	developing and recommending to the Board corporate governance guidelines applicable to the Company; and

▪	performing a leadership role in shaping the Company’s corporate governance.
The Governance Committee may engage advisors to assist it in carrying out its responsibilities. If you would like additional information about Spartech’s corporate governance policies please refer to the documents presented in the “Investor Relations” section of the Company’s website, www.spartech.com.

Sustainability Committee: The Sustainability Committee consists of Mr. Robinson (Chair), Mr. Andy, and Ms. Holt. The Board and management believe that sustainability is a key strategy for the Company’s future growth and development and formed the Sustainability Committee to assist the Board and management in the oversight of programs, initiatives and activities in this area. The primary purposes of the Sustainability Committee are:

▪
to discharge certain of the Board responsibilities relating to the oversight of programs, initiatives and activities of the Company in the areas of sustainability, technology, environment, health, and safety;

▪
to assess and, with management, review sustainability programs, initiatives, and activities, including developing and improving product technology, ensuring the safety of employees, providing safe and sustainable products for customers, including the development of “green” products, and reducing waste and energy consumption in the Company’s operations; and

▪	to promote and provide community support and encourage employees to volunteer and contribute to the communities where the Company conducts its business.

INDEPENDENCE

The listing standards of the NYSE include a set of Corporate Governance Standards applicable to NYSE listed companies. Among other things, the NYSE Corporate Governance Standards require a majority of the Board and all members of the Audit, Compensation, and Governance Committees to be “independent.” The Board has adopted a set of Corporate Governance Guidelines setting forth certain internal governance policies and rules which include a Director Independence Policy implementing the NYSE director independence requirements. The Board has determined that all of the members of the Board except for Ms. Holt are independent under the NYSE Corporate Governance Standards and the Company’s Director Independence Policy. The Corporate Governance Guidelines and Director Independence Policy are set forth in the “Investor Relations” section of the Company’s website, www.spartech.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the period October 31, 2010 through October 29, 2011, the Compensation Committee of the Board was composed of Ms. Lenehan, Mr. Dineen, and Mr. Wolfanger, none of whom was an officer or employee of the Company. During fiscal 2011 none of the members of the Compensation Committee had or has any transaction with any related person requiring disclosure under the rules of the SEC.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

As a matter of practice, the Company generally does not engage in material transactions with related parties. The Governance Committee Charter requires any relationship or transaction between the Company and any director, nominee for director or executive officer, an immediate family member of any director, nominee for director or executive officer, or a known 5% stockholder that may be required to be publicly disclosed under the rules of the SEC to be disclosed in advance to the Governance Committee. The Governance Committee must then review the transaction and approve or disapprove it taking into account all relevant factors including, in the case of a director, the recommendations of the Company’s General Counsel as to whether it could affect the director’s independence. During fiscal 2011, there were no related-party transactions that required disclosure pursuant to SEC rules.

CODE OF ETHICS

The Company has adopted a Code of Ethics for its Chief Executive Officer and Senior Financial Officers. Any waiver or amendment to the Code of Ethics will be posted on the Company’s website. The Company also has adopted a Code of Business Conduct & Ethics for Directors, Officers and Employees. Both the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Code of Business Conduct & Ethics for Directors, Officers and Employees are posted in the “Investor Relations” section of the Company’s website, www.spartech.com.

COMPENSATION OF DIRECTORS

The compensation of the Company’s directors is determined by the Governance Committee subject to approval by the entire Board. Ms. Holt, who is the only employee director, receives no compensation for her service as a director. The objectives for the Company’s non-employee director compensation program are to attract highly-qualified individuals to serve on the Board and align directors’ interests with the interests of stockholders. The Governance Committee reviews the program periodically to ensure that it continues to meet these objectives. To determine whether the director compensation program is competitive, the Governance Committee considers general market information in relation to program design. The Governance Committee recommends any change it considers appropriate to the full Board for its review and approval, and includes the relevant information and data for the Board to use in its considerations.

For fiscal 2011, the Company paid each non-employee director, except for Mr. Andy (whose compensation is discussed below), a base annual fee of $65,000, plus additional base annual fees of $10,000, $10,000, $7,500, and $7,500 for the members (including the Chairs) of the Audit, Compensation, Governance, and Sustainability committees, respectively. The Company also paid the Chairs of the Audit, Compensation, Governance, and Sustainability committees additional fees of $10,000, $10,000, $2,500, and $2,500, respectively. Based on the Company’s belief that attendance at meetings is expected as part of Board and committee service, the Company does not generally pay fees for attendance at Board or committee meetings, but it does pay or reimburse the directors’ travel expenses incurred in attending meetings.

Each non-employee director also receives an annual restricted stock unit award having a fair value of $50,000 based on the closing market price of the Company’s common stock on the date of grant.

Mr. Andy’s Compensation. On January 2, 2008, the Board elected Mr. Andy as Chairman of the Board. In lieu of all other cash and non-cash compensation during the three-year period subsequent to his election as Chairman of the Board, the Board agreed to grant Mr. Andy a one-time award of 69,882 shares of restricted stock, which had a fair value of $1,000,000 based on the January 2, 2008 closing market price of the Company’s common stock and vested in annual one-third increments over a three-year period. Effective January 1, 2011, which concluded the three-year award period for the above grant, Mr. Andy, as Chairman of the Board of Directors, began to receive the same retainer and annual restricted stock unit award paid to the other non-employee directors, plus an additional annual cash retainer of $100,000 per year. Mr. Andy did not receive a restricted stock unit award for our 2011 fiscal year and the actual amounts paid to Mr. Andy for his board service during our 2011 fiscal year were prorated based on the ten months from January 1, 2011, through October 29, 2011. Although Mr. Andy generally attends all committee meetings, he does not receive any committee retainers.

Director Stock Ownership Policy. The Board has adopted a Director Stock Ownership Policy. This Policy requires each non-employee director to acquire, within four years after the director is first elected to the Board, and hold, until after the non-employee director leaves the Board, shares of Company common stock having an aggregate public market value of at least three times the director’s annual cash retainer for Board service. During any period of time that a director’s ownership is below this level, the director must retain ownership of 100% of any shares of Company common stock acquired by the director pursuant to the grant, vesting, payout, or exercise of any stock-based compensatory award. Restricted stock counts towards calculating ownership to the extent vested, but restricted stock units and other rights to receive shares in the future do not count in calculating ownership levels. Upon specific application, the Chairman of the Governance Committee or the Chairman of the Board may grant exceptions to the guidelines in cases of serious hardship or other special circumstances. Each director’s current stock ownership is shown in the table in the section captioned “Security Ownership.”

DIRECTOR COMPENSATION TABLE

The following table discusses non-employee director compensation for fiscal 2011:

Director	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ralph B. Andy (2)	$137,500	$—	$137,500
Lloyd E. Campbell	$85,000	$50,000	$135,000
Edward J. Dineen	$82,500	$50,000	$132,500
Walter J. Klein	$85,000	$50,000	$135,000
Pamela F. Lenehan	$85,000	$50,000	$135,000
Jackson W. Robinson	$82,500	$50,000	$132,500
Craig A. Wolfanger	$85,000	$50,000	$135,000
__________

(1)
Amounts reported in this column represent the grant date fair value of restricted stock unit grants made during fiscal 2011, calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification, 718, Compensation – Stock Compensation.

(2)	As discussed above, the amounts paid to Mr. Andy for his board service during our 2011 fiscal year were prorated based on the ten months from January 1, 2011, through October 29, 2011.
The following table sets forth the number of shares underlying equity awards held by each non-employee director as of October 29, 2011, the Company’s fiscal year end.

Director	Restricted Stock	Stock Options	Restricted Stock Units (1)
Ralph B. Andy	75,484	15,000	4,312
Lloyd E. Campbell	5,602	15,000	20,840
Edward J. Dineen	5,602	-	16,528
Walter J. Klein	5,602	15,000	20,840
Pamela F. Lenehan	5,602	-	19,395
Jackson W. Robinson	6,723	15,000	22,403
Craig A. Wolfanger	5,602	30,000	20,840
__________

(1)	Includes additional restricted stock units related to dividends declared on the Company’s Common Stock.
COMMUNICATION WITH DIRECTORS

The Company has established procedures for stockholders or other interested parties to communicate directly with the Board. Such parties can contact the Board by mail at: Spartech Board of Directors, Attention: Ralph B. Andy, Chairman of the Board of Directors, c/o Spartech Corporation, 120 S. Central Avenue, Suite 1700, Clayton, Missouri 63105-1705. All communications made by this means will be received directly by the Chairman of the Board.

The Company has arranged for a third-party company, The Network, to provide an Ethics Hotline for employees, security holders and other interested parties to communicate concerns involving internal controls, accounting or auditing matters directly to the Audit Committee. Concerns can be reported to the Company’s Ethics Hotline via telephone at: 800-886-2144 (U.S., Mexico and Canada) and 770-582-5285 (France and other International locations); or via the internet at: www.reportlineweb.com/Spartech. The Ethics Hotline can also be used to communicate other concerns to the Company’s management. Concerns can be reported anonymously, if the reporting person chooses.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation program for executive officers. The discussion focuses on the compensation program in effect for the 2011 fiscal year and compensation decisions made with respect to the compensation program. The Compensation Committee of our Board of Directors (the “Committee”) determines compensation for the CEO. The Committee also reviews, provides input and guidance, and approves the CEO’s recommendations for the compensation of all other executive officers. In making its decisions, the Committee reviews the performance of the Company, considers stockholder alignment, considers the performance of the individual executive officers, and confers with an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to assess the competitive market for comparable executives.

Currently, the Company has nine executive officers. These executive officers have the broadest job responsibilities and policy-making authority in the Company and are held accountable for the Company’s performance. Details of compensation for our Chief Executive Officer (CEO), Chief Financial Officer (CFO), and the three other highest paid executive officers (collectively the named executive officers or “NEOs”) can be found in the tables in the section captioned “Compensation of Executive Officers” below.

Executive Summary

Our philosophy regarding executive compensation is focused on motivating our executives to drive the Company’s short- and long-term performance and stockholder value. Executing on this philosophy, our executive compensation program includes elements designed to: encourage leaders to achieve and exceed performance targets and deliver strong results; provide a significant portion of executive officers’ compensation that is linked to our long-term success as incentives to help maximize stockholder return; and attract and retain talented executives whose continued employment is crucial to our success and growth. The elements of our executives’ total compensation are base salary, annual cash incentive awards, long-term incentive awards (cash and equity), and deferred compensation and other employee benefits.

Fiscal 2011 Financial Results

The Company achieved some improvement in its financial results for its 2011 fiscal year following very weak fiscal 2010 earnings. During the year the Company focused on putting in place the foundation for earnings growth based on improvements in its manufacturing operations and positioning the Company for profitable sales growth through new customers and new applications. The table below sets forth certain summary results of operations as of the end of our 2011 and 2010 fiscal years.

	Fiscal Year Ended		Percent Increase
	October 29, 2011	October 30, 2010
	(in millions except per share data)
Net Sales	$1,102	$1,022	8%
Operating earnings excluding special items	$21.4	$17.3	24%
Diluted earnings per share from continuing operations excluding special items	$0.21	$0.16	31%
Net cash provided by operating activities	$42.3	$39.3	8%
__________
Note: See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K for the year ended October 29, 2011 for a reconciliation of “operating earnings” and “diluted earnings per share from continuing operations” prepared under U.S. generally accepted accounting principles to “operating earnings excluding special items” and “diluted earnings per share from continuing operations excluding special items,” respectively.

Although the Company saw improvement in its financial results for its 2011 fiscal year as compared to its 2010 fiscal year, the level of improvement and the financial results did not meet the goals that the Committee set for management. Based on the Company’s fiscal 2011 performance, the Company did not achieve threshold levels required for executive officers to receive a payout under the annual performance-based awards granted under our Short-Term Incentive Plan for fiscal 2011or the performance share awards granted under our Long-Term Incentive Plan for the 2009 to 2011 performance period. Please see “Elements of executive compensation and executive compensation decisions for 2011” below for further detail regarding these awards.

CEO Compensation for 2011 Fiscal Year.
Our President and Chief Executive Officer, Victoria M. Holt, received total compensation for our 2011 fiscal year of $689,750 after excluding reimbursement of relocation expenses. This amount reflects her base salary, the Company’s contribution to its non-qualified deferred compensation plan on her behalf, and the Company’s matching contribution to its 401(k) plan on her behalf. Ms. Holt did not receive any payout under our Short-Term Incentive Plan for fiscal 2011 because the Company did not achieve the threshold level of performance required for payment under the plan. Although Ms. Holt received equity grants in connection with her employment by the Company in fiscal 2010, she received no further equity grants in fiscal 2011. In addition, Ms. Holt did not receive a base salary increase for fiscal 2012 due to the fact that she has been in her position for just over one year and the Company did not meet its plan in fiscal 2011. Please see “CEO Compensation for 2011” and the compensation tables below for further details regarding Ms. Holt’s compensation.
Alignment of Financial Results, Stock Price and Executive Compensation.
To align our executives’ compensation with our financial results and the interests of our stockholders, a substantial portion of compensation is "at risk" and performance based. Under this structure, the elements of our target executive compensation may not payout at all, may not achieve the target value, or may have no value as follows:

▪
Annual performance-based awards under our Short-Term Incentive Plan and performance awards under our Long-Term Incentive Plan do not pay out if we do not achieve performance thresholds set by the Committee for each type of award;

▪
Even when we achieve the respective performance thresholds, annual performance-based awards under our Short-Term Incentive Plan and performance awards under our Long-Term Incentive Plan generally will not pay out at the target level unless we achieve performance targets substantially exceeding the respective performance thresholds; and

▪	Awards of stock settled stock appreciation rights (“SSARs”) only have value to the extent our stock price increases from the stock price on the date the awards were granted.
As discussed above, our annual performance-based awards under our Short-Term Incentive Plan and performance awards under our Long-Term Incentive Plan are performance-based plans and represent "at risk" compensation because minimum threshold levels of performance must be attained in order for any payout to occur. Similarly, the SSARs component of our long-term equity incentives is performance based and "at risk" because the stock price at exercise must exceed the stock price on the date the awards were granted in order to provide any value to the executive.
Executive Compensation Highlights for 2011 Fiscal Year
For the 2011 fiscal year, the Committee’s evaluations included reviews of executive officer’s base salary, annual bonus awards under our Short-Term Incentive Plan, individual discretionary bonuses, and awards under our Long-Term Incentive Plan as follows:

▪
The Committee reviewed base salaries and approved market-based increases for certain executive officers effective October 1, 2011. This was the annual first salary increase for executive officers approved since increases for our 2008 fiscal year. Ms. Holt did not receive a base salary increase for fiscal 2012.

▪
The Company did not meet its adjusted EBITDA threshold for the 2011 fiscal year under the Short-Term Incentive Plan and accordingly, no annual bonus payments were earned under that plan. The plan provided that no payout would be earned unless the Company achieved at least $62 million adjusted EBITDA for fiscal 2011. If the threshold had been achieved, the performance metrics for fiscal 2011 that would have been used to determine the amount of the annual bonus awards were adjusted EBITDA, customer satisfaction, on-time delivery, and returns and allowances as a percentage of gross sales, weighted 70%, 10%, 10%, and 10%, respectively.

▪
The Committee reviewed the performance of each named executive officer in his or her area of responsibility and the achievement of individual objectives. Based on these evaluations, the Committee awarded the following discretionary cash bonuses for our 2011 fiscal year: Mr. Feast, $50,000; Mr. Lorah, $41,125; and Ms. O’Neill, $120,000. Although the Committee does not typically award discretionary bonuses outside of the Short-Term Incentive Plan, it determined that the award for Mr. Feast was appropriate based on the strong performance of the Color and Specialty Compounds business since his joining the Company in May 2011 and achievement of his individual objectives and the award for Ms. O’Neill was appropriate based on the strong financial performance of the Packaging business, which met its division revenue, profit, and customer satisfaction objectives, and achievement of her individual objectives. The award for Mr. Lorah was paid under the provisions of his offer of employment, which provided that half of his target bonus would be based solely on individual objectives established by our President and Chief Executive Officer.

▪
The Committee determined that awards granted under our Long-Term Incentive Plan for fiscal 2011 would no longer include grants of time-vested restricted stock and, in lieu of performance share awards, that performance cash awards would be used to reduce the dilution caused by long-term incentive plans. In establishing the dollar amount of the performance cash awards for 2011, the Committee considered the dollar amounts associated with restricted stock and performance share awards made in prior years, as well as the difficulty of achieving a payout under the performance metric set for the 2011 performance cash awards.

The chart below highlights the extent to which the total pay opportunity awarded to our current NEOs for fiscal 2011 is characterized by "at risk" performance-based compensation by illustrating the percentage of each element at target and showing the "at risk" portion of compensation for each of our current NEOs.

Executive Officer	Base Salary(1)	Target Annual Performance-Based Bonus(1)	SSARs		Target Long-Term Performance Award(2)		Restricted Stock		Total Target Compensation	Percent “At-Risk”	Adjusted Actual 2011 Total Compensation(3)
Victoria M. Holt	$650,000	$650,000	$433,333	(4)	$892,000	(4)	$433,333	(4)	$3,058,666	65%	$689,750
Randy C. Martin	$356,000	$213,600	$61,596		$443,000		N/A		$1,074,196	67%	$476,246
Timothy P. Feast(5)	$300,000	$75,313	$62,100		$360,000		$42,000		$839,413	59%	$334,677
Robert E. Lorah(5)	$275,000	$80,500	$88,400		$360,000		$59,760		$863,660	61%	$453,928
Carol L. O’Neill	$300,000	$150,313	$57,348		$412,000		N/A		$919,661	67%	$516,976
________

(1)
Base salary and target annual performance-based bonus under our Short-Term Incentive Plan are presented as of October 31, 2010 or the executive’s date of employment, if later. For Mr. Feast and Mr. Lorah, the target was prorated based on the number of months employed by the Company during fiscal 2011.

(2)	Represents threshold and target payout (which were the same for these awards) after completion of three-year (2011-2013) performance period if the performance metrics are achieved.

(3)	Excludes reimbursement of relocation expenses as follows: Ms. Holt, $203,255; Mr. Feast, $120,451; and Mr. Lorah, $174,727.

(4)
Ms. Holt’s 2011 performance award amount was initially determined pursuant to her offer letter agreement. The Committee subsequently increased Ms. Holt’s 2011 long-term performance award target amount to $892,000 based on the final design of the plan for fiscal 2011, including the perceived difficulty of achieving the minimum threshold for a payout.

(5)	Mr. Feast and Mr. Lorah were not employed by the Company at the beginning of fiscal 2011. Each received a grant of SSARs, restricted stock, and a performance cash award as inducements to employment.
Commitment to best practices in executive compensation governance.
Our commitment to what we view as best practices in executive compensation governance is reflected in much of the discussion contained in this Compensation Discussion and Analysis. The following practices highlight this commitment:

▪	Our short- and long-term performance-based cash programs are based on the achievement of objective metrics that we view as critical long-term value drivers.

▪	We grant annual equity awards so our executive officers have unvested awards that incentivize them to increase stockholder value and achieve long-term growth and success.

▪	Our executive officers are subject to stock ownership guidelines and a no hedging policy.

▪	Our short- and long-term award agreements include forfeiture and cancellation provisions that are triggered upon the occurrence of certain events.

▪	We do not offer tax gross-up payments, including excise tax gross-up payments, in connection with our compensation programs.

▪	We do not offer perquisites to executive officers other than those available to other employees such as medical and disability insurance programs.

▪	The Committee's independent compensation consultant, Pearl Meyer, is retained directly by the Committee and performs services solely in support of the Committee.

Objectives and Overview

The objectives of our compensation programs are to:

Drive superior performance — Encourage leaders to achieve and exceed our Company-established performance targets and deliver strong results relative to the companies in our peer group;

Focus on long-term success — Provide a significant portion of executive officers’ compensation through programs linked to our long-term success as incentives to help maximize stockholder return; and

Attract and retain key executives — Attract and retain talented executives whose continued employment is crucial to our success and growth.

The following table outlines the major elements of compensation in fiscal 2011 for our NEOs:

Elements of Compensation		Description		Purpose
Short-Term Compensation	Base Salary	•	Fixed annual compensation that is payment for a satisfactory level of individual performance	•	To attract and retain talent

	Performance-Based Bonus	•	An annual opportunity with actual payouts contingent upon Committee-approved financial and individual performance goals	•	To focus management on short-term (one-year) financial results in targeted areas or in the case of individual targets, to focus on non-financial metrics

Long-Term Incentive	Stock-Settled Stock Appreciation Rights (SSARs)	•	Grants that upon exercise give the holder the right to receive the net appreciation in market value of a specified number of shares of our common stock over a base price	•	To motivate executives to drive long-term increases in common stock market price
				•	To align executives’ interests with those of shareholders

	Performance Awards	•	Long-term cash incentive awards with actual payouts contingent upon Committee-approved financial performance goals measured over a three-year period	•	To focus management on long-term (three-year) financial results in targeted areas
				•	To align executives’ interests with those of shareholders

Benefit Plans	401(k), Life Insurance, and Medical Benefits	•	Standard benefit plans provided by similar firms	•	To provide market-competitive benefits

	Deferred Compensation	•	Annual defined contributions into a non-qualified executive deferred compensation plan	•	To serve as a partial substitute for our lack of a defined benefit retirement plan and contribution limits on 401(k) Plan contributions

				•	To provide a retention tool and retirement benefit without incurring the significant costs of a supplemental executive retirement plan or a traditional pension plan

Determination of compensation levels of executive officers

The Committee assesses the performance of the Company in part based on specific measures and targets established by the Committee and the Board of Directors. Committee members receive regular updates on business priorities, strategies and results during which they interact with executive officers. However, compensation decisions are not driven entirely by financial performance assessments. Committee members use their judgment and discretion in making compensation decisions that support our compensation objectives and align with our compensation principles, as discussed in more detail below.

The Committee retained Pearl Meyer as its independent consultant in 2011. Pearl Meyer advises the Committee on compensation matters directly relating to executive cash compensation, long-term incentives and severance and noncompetition agreements. In particular, Pearl Meyer assists the Committee to assess the competitive positioning of our compensation programs relative to an appropriate peer group and against published surveys of a large number of cross-industry companies. Pearl Meyer also works for the Committee on an ongoing basis to review and assess current

Company compensation relative to competitive compensation practices and compensation packages for any newly hired or promoted executive officers. There are no potential conflicts of interest because other than the services that Pearl Meyer provides to the Committee, it does not otherwise provide services to the Company and receives no other compensation from the Company.
Additionally, management uses the services of Pay Governance LLC as its external consultant to provide advice and recommendations related to proposed compensation and the design of compensation programs.

The Committee reviews the Company’s compensation philosophy, including the design and effectiveness of the Company’s short- and long-term compensation plans, each fiscal year. The Committee establishes performance metrics and objectives for payouts under our short- and long-term compensation plans at the beginning of each fiscal year. Threshold, target and maximum payout amounts for our executive officers under our short- and long-term compensation plans are also determined at the beginning of each fiscal year. After the completion of each fiscal year, the Committee then (i) reviews the Company’s financial performance and the performance of the Company’s stock and (ii) evaluates the Company’s performance under our short- or long-term incentive plans and determines whether payouts have been earned.

Our CEO and certain other executive officers are involved in our executive compensation process. The CEO is responsible for reviewing the performance of her direct reports with the Committee and making recommendations to the Committee as to base salary, short-term and long-term incentive awards for such reports. The CEO also makes recommendations to the Committee on how to structure compensation programs in order to attract, motivate and retain employees. Our CFO, Senior Vice President of Human Resources and General Counsel provide certain financial information, data and input to the Committee in connection with the executive compensation process.

Overall management compensation principles

The Committee has established the following principles for compensating Company management:

Pay for performance — Compensation should reflect the performance of the Company over the last fiscal year (the short-term) as well as over a longer period and if Company performance does not meet certain minimum levels, payouts may be reduced or eliminated. In the short-term, compensation will reflect the extent to which goals are missed, met, or exceeded, taking into consideration individual ability to influence results. In the long term, the value delivered under equity-based programs will be driven largely by the performance of our share price and total stockholder return, both intrinsically and in comparison to our peer group;

Support business strategy — Compensation programs should be aligned with business strategies focused on long-term growth and creating value for stockholders;

Pay competitively — Overall target compensation, which is compensation received when achieving expected results, should be in line with that of individuals holding comparable positions and producing similar results at peer group and other public corporations of similar size and industry; and

Focus on a total compensation perspective — All components of pay should be considered when making compensation decisions. These components include base salary, short-term incentives, long-term incentives, benefits and no perquisites.

We believe our approach helps us to attract, develop and retain talented executives who are committed to our success and to achieving superior performance.

Determination of executive pay

The Committee’s philosophy is to target the 50th percentile in the marketplace for target total compensation. We consider compensation to be competitive and appropriately targeted if total compensation falls within a range of plus or minus 15% of the market median. For fiscal 2011, we benchmarked all significant elements of total direct compensation –– base salary, bonus, total cash compensation, retirement plans, and all forms of long-term incentives –– to the competitive marketplace. Based on data provided by Pearl Meyer and our former compensation consultant, the compensation levels for fiscal 2011 were set within the targeted range and were consistent with our philosophy.

In benchmarking to the competitive marketplace, we considered a peer group of companies. Our peer group with respect to compensation decisions made for fiscal 2011 consisted of 20 companies selected by the Committee in consultation with Pearl Meyer. The Committee considered several factors, including:

•	Revenue between ½ and 2 times our most recent fiscal year revenue;

•	Operation in the plastics, or another similar, related industry;

•	Generally overlapping labor market for recruiting top talent;

•	Firms that include the Company as a peer in their proxy statement;

•	Firms included in shareholder advisor reports regarding the Company (e.g., ISS and Glass Lewis); and

•	Status as a publicly-traded, U.S.-based corporation.

The peer group is made up of the following 20 firms:

A. Schulman, Inc.	AEP Industries, Inc.	Arch Chemicals, Inc.
Ferro Corp.	P. H. Glatfelter Company	H.B. Fuller Co.
Innospec, Inc.	KapStone Paper and Packaging	Koppers Holdings, Inc.
Kraton Performance Polymers	Minerals Technologies, Inc.	Myers Industries, Inc.
Olin Corp.	OM Group, Inc.	OMNOVA Solutions, Inc.
Quaker Chemical Corp.	Solutia, Inc.	Stepan Co.
Tredegar Corp.	Wausau Paper Corp.

From fiscal 2010 to 2011, four firms (Griffon Corp., Innophos Holdings, Inc., PolyOne Corp., Polypore International, Inc.) were removed from the peer group, and four firms were added (P. H. Glatfelter Company, KapStone Paper and Packaging, Kraton Performance Polymers, and OM Group, Inc.). Firms that were removed generally no longer fit the financial criteria of the peer group and were replaced by companies that met all of the screening criteria. The composition of this peer group is reviewed annually.
Pearl Meyer also provided the Committee with data from broad-based, cross-industry surveys for comparative purposes as an additional resource for its 2011 executive compensation decisions. The survey data is used in conjunction with peer group data to offer a more complete set of data for benchmarking executive compensation.

Elements of executive compensation and executive compensation decisions for 2011

Short-Term Compensation Elements

We believe that it is necessary to provide short-term compensation elements, because short-term incentives provide an immediate benefit paid in cash based on the achievement of business and individual results, thereby promoting the achievement of short-term goals.

Base Salary
Base salary is set at the Committee’s discretion on an annual basis, primarily based on individual factors, such as position, salary history, individual performance, an individual’s time in that position, placement within the general salary range for the position, and competitive market conditions. The Committee budgets annual increases in accordance with broader market trends. The Committee also looks at the competitive marketplace and Company performance in setting aggregate salary increases. In fiscal 2011, the base salary amount was also benchmarked for reasonableness against the 50th percentile of peer group and market survey base salary data for comparable jobs.

For fiscal 2011, the Committee determined not to increase base salaries. For fiscal 2012, the Committee determined to increase the base salary levels for certain named executive officers (effective as of October 1, 2011) as follows:

Employee Name	Previous Salary	Salary Increase %	Salary Increase Amount $	New Salary
Feast, Timothy P.	$300,000	2.50%	$7,500	$307,500
Lorah, Robert E.	$275,000	2.50%	$7,000	$282,000
O'Neill, Carol	$300,000	2.50%	$7,500	$307,500

Ms. Holt and Mr. Martin did not receive salary increases for fiscal 2012.

Annual Performance-Based Bonus

The targeted annual bonus under our Short-Term Incentive Plan is expressed as a percentage of base salary for each executive officer and is set at the Committee’s discretion. For fiscal 2011, the percentages were: Ms. Holt, 100%; Mr. Martin, 60%; Mr. Feast, 50%; Mr. Lorah, 50%; and Ms. O’Neill, 50%. The Committee also benchmarks these amounts against the 50th percentile of bonus data for comparable jobs and responsibilities at peer group companies and in the broader market. Performance metrics, individual objectives and payout thresholds and calculations are established in the beginning of each fiscal year and take into account the Company’s annual business plan. The target levels are aligned with the Company’s annual business plan.

The performance metrics for fiscal 2011 were adjusted EBITDA, customer satisfaction, on-time delivery, and returns and allowances as a percentage of gross sales, weighted 70%, 10%, 10%, and 10%, respectively. The plan also provided that no payouts would be made if the Company’s adjusted EBITDA was less than $62 million or if the Company defaulted on any of its debt covenants. The Committee approved a sliding scale for payouts above or below the target based on the perceived difficulty of achieving the targets. The Company designed all of our plans for fiscal 2011 to be self-funding from the increased earnings resulting from the higher performance results. The potential payout range for fiscal 2011 for NEOs was from 0% to 200% of target, with the payout based on achievement of performance targets for each performance measure. The payout metric for adjusted EBITDA was as follows:

Adjusted EBITDA ($ in thousands)

Fiscal 2011 Performance	$62,000	$69,000	$73,000	$77,000	$81,000	$84,000	$88,000	$92,000	$96,000
Multiplier	N/A	0.5	0.75	1	1.2	1.4	1.6	1.8	2

After the overall payout amount is determined pursuant to the objective metrics, the Committee evaluates individual objectives established for each executive officer on a subjective basis, using its judgment and discretion. Based on these evaluations, the Committee determines whether to adjust the amount of the award to an executive officer. For our 2011 fiscal year, the Committee evaluated Ms. Holt based on achievement of the Company’s financial targets and objectives and achievement of individual objectives by the executive leadership team. For our 2011 fiscal year, the Committee established the following individual objectives for the named executive officers other than Ms. Holt:

Executive	Individual Objectives
Randy C. Martin
Ensure a capital structure that meets Company requirements; advance development of the Company’s enterprise risk management program; develop formal investor relations program; and develop corporate communications priorities

Timothy P. Feast
Achieve EBITDA targets in the Color & Specialty Compounds segment; continue to build the Color & Specialty Compound team; establish plans to execute growth strategies for certain products; and develop plans for underperforming operations

Robert E. Lorah	Develop and implement market driven compensation program; and evaluate Non-Qualified Deferred Compensation Plan and implement identified improvements
Carol L. O’Neill	Achieve EBITDA targets in the Packaging segment; continue to build the Packaging segment team; expand and diversify the Packaging customer base; and continue sustainability initiatives

For purposes of the Short-Term Incentive Plan, adjusted EBITDA may exclude certain unusual or extraordinary items such as restructuring and exit costs, non-cash impairments, changes in foreign currency exchange rates, and the impact of significant acquisitions or divestitures. For fiscal 2011, adjusted EBITDA represented EBITDA from continuing operations excluding restructuring and exit costs, asset impairments, and foreign currency gains and losses.

Based on the Company’s fiscal 2011 performance of adjusted EBITDA, the Company did not achieve the minimum threshold required under the adjusted EBITDA metric. Accordingly, no bonus payments were earned for the 2011 fiscal year under the Short-Term Incentive Plan.

After the review of the objective metrics, the Committee reviewed the performance of each named executive officer in his or her area of responsibility and the achievement of individual objectives. Based on these evaluations, the Committee awarded the following discretionary cash bonuses for our 2011 fiscal year: Mr. Feast, $50,000; Mr. Lorah, $41,125; and

Ms. O’Neill, $120,000. Although the Committee does not typically award discretionary bonuses outside of the Short-Term Incentive Plan, it determined that the award for Mr. Feast was appropriate based on the strong performance of the Color and Specialty Compounds business since his joining the Company in May 2011 and achievement of his individual objectives and the award for Ms. O’Neill was appropriate based on the strong financial performance of the Packaging business, which met its division revenue, profit, and customer satisfaction objectives, and achievement of her individual objectives. The award for Mr. Lorah was paid under the provisions of his offer of employment, which provided that half of his target bonus would be based solely on individual objectives established by our President and Chief Executive Officer.

For our 2012 fiscal year, the Committee determined that the performance metrics for the Short-Term Incentive Plan would be 100% based on adjusted EBITDA. The Committee also determined that the target bonus percentage of base salary for each of the named executive officers for fiscal 2012 would remain the same as for fiscal 2011.

Long-Term Compensation Elements

We believe that long-term compensation elements provide appropriate motivational tools to achieve certain long-term Company goals and align the interests of our management team closely with those of stockholders. Executive officers participate in our long-term compensation programs based on their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives, and their leadership potential.

Each year, the Committee considers the dilution to stockholders of equity-based compensation, the dollar value of awards, and the future realizable value of the awards, and determines the form(s) of awards to be granted. The Committee approves a pool based on management’s recommendations and by benchmarking to industry/peer group data provided by our compensation consultant. The amount is then allocated among the various compensation elements and to the officers participating in the program.

In fiscal 2011, the Committee granted long-term incentive compensation in the form of stock-settled stock appreciation rights (SSARs) and performance cash awards. We designed the long-term incentive mix to balance the SSAR and performance cash award elements of each individual’s total targeted long-term incentive compensation. The Committee considered the link to stockholder return, accounting expense, retention value to executives, and impact on dilution when determining allocations to the two forms of awards.

Stock-Settled Stock Appreciation Rights (SSARs)

SSARs drive better business performance by having value only when the stock price increases. The number of SSARs issued is based on the approved target dollar amount of SSARs to be awarded, divided by the value of one SSAR, which we determine to be the Black-Scholes value of an equivalent stock option on the grant date. SSARs are similar to stock options but result in fewer shares outstanding because only a net number of shares are issued.

Time-Vested Restricted Stock

Time-vested restricted stock facilitates the retention of top talent. The number of shares of time-vested restricted stock issued is based on the approved target dollar amount of restricted stock to be awarded, divided by the value of one share of time-vested restricted stock, which is equal to the closing stock price on the grant date.

Performance Awards

Performance Awards are long-term compensation payable at the end of a three-year performance period upon the achievement of specified performance goals. Performance awards are awarded under our Long-Term Incentive Plan and may be payable in cash or equity. These awards are designed to promote and reward superior longer-term Company performance. These awards will be forfeited if the participant’s employment is terminated during the applicable performance period. The Long-Term Incentive Plan is intended to motivate and retain the executive officers while limiting the dilutive impact from the overall compensation program on stockholders. In addition, for cash awards the Long-Term Incentive Plan is intended to satisfy the requirements of Section 162(m).

The Committee determined that awards granted under our Long-Term Incentive Plan for fiscal 2011 would no longer include grants of time-vested restricted stock and, in lieu of performance share awards, that performance cash awards would be used to reduce the dilution caused by long-term incentive plans. In establishing the dollar amount of the performance cash awards for 2011, the Committee considered the dollar amounts associated with restricted stock and performance share awards made in prior years, as well as the difficulty of achieving a payout under the performance metric set for the 2011 performance cash awards. Under the terms of the awards, the targeted amounts will be earned if at the end of the three-year performance period the Company achieves a return on invested capital percentage of 11.5% or greater. The amount of the payout will increase by 3% for each .1% increase in return on invested capital above the target up to the maximum payout. No payouts will be made if the target is not met at the end of the three-year performance period. Return on invested capital as of the end of any fiscal year is calculated by dividing the Company’s net operating earnings from continuing operations after tax by the average of the Company’s total operating capital at the beginning of the year and the end of the year. The Committee may also adjust the calculation for special items, including restructuring and exit costs, non-cash impairments, non-recurring gains and losses, and the impact of acquisitions and divestitures.

The Committee made the following performance awards to the named executive officers for 2011:

Executive Officer	Award for 2011-2013 Performance Period
Victoria M. Holt(1)	$892,000
Randy C. Martin	$443,000
Timothy P. Feast(2)	$360,000
Robert E. Lorah(2)	$360,000
Carol L. O’Neill	$412,000
__________

(1)
Ms. Holt’s 2011 performance award amount was initially determined pursuant to her offer letter agreement. The Committee subsequently increased Ms. Holt’s 2011 long-term performance award target amount to $892,000 based on the design of the plan for fiscal 2011, including the perceived difficulty of achieving the minimum threshold for a payout.

(2)	Mr. Feast and Mr. Lorah received awards upon commencement of their employment with the Company.

The Company did not grant any long-term performance awards for fiscal 2010. While the Company had granted performance awards payable in equity in previous years, at the time the Committee was considering the annual awards for 2010, the valuation of the performance shares was exceptionally high due to high volatility of the Company’s stock and the three-year duration of the performance period. In light of the challenges in valuing the awards and other factors, the Committee did not include performance awards in the long-term incentive mix for fiscal 2010.

For fiscal 2009, the Committee granted performance awards payable in shares of Company common stock based on three-year total stockholder return of the Company, at a level set by the Committee relative to the peer group. The performance period for these performance shares ended at the end of fiscal 2011 and based on the Company’s “Total Stockholder Return” relative to the peer group over the 2009, 2010 and 2011 fiscal years, the Company’s performance share awards issued in fiscal 2009 did not pay out. Total Stockholder Return must have exceeded the following percentages of the companies in the peer group to achieve the specified levels: 30% for threshold, 50% for target, and 100% for maximum.

For these awards, Mr. Martin’s potential payout was 6,500 shares at the threshold level, 13,000 shares at the target level, and 26,000 shares at the maximum level, but due to the performance of the Company’s stockholder return, these shares were not issued. Ms. Holt, Mr. Feast, Mr. Lorah, and Ms. O’Neill did not receive performance share awards because they were not employed with the Company at the time the awards were made in fiscal 2009.

“Total Stockholder Return” for a company (whether the Company or a peer group company) was determined by taking (a) the sum of (i) cash dividends paid by the company over the performance period, plus (ii) the company’s average stock price over each trading day in the Company’s 2011 fiscal year, minus (iii) the company’s average stock price over each trading day in the Company’s 2008 fiscal year, and dividing that amount by (b) the company’s average stock price over each trading day in the Company’s 2008 fiscal year.

Long-Term Compensation Elements for 2012

For fiscal 2012, the Committee determined to: (1) continue granting performance cash awards (as opposed to performance shares or restricted stock) under our Long-Term Incentive Plan for the fiscal 2012 to 2014 performance period; and (2) continue to make grants of SSARs under our Long-Term Incentive Plan for our 2012 fiscal year.

Benefit Plans

We offer benefit plans to our executive officers as a competitive measure in order to attract and retain top talent.

401(k), Life Insurance, and Medical Benefits

All Company employees, including the executive officers, are eligible to participate in 401(k), life insurance, and medical benefits plans. The terms of such benefits for our executive officers are the same as those for all Company employees. The Company provides a matching contribution to participants in our 401(k) plan equal to 50% of the amount contributed by the employee up to a maximum match of 3% of the employee’s base salary. Under applicable IRS regulations, highly compensated employees are not permitted to make contributions to a 401(k) plan above certain limits. In order to allow highly compensated employees the opportunity to receive the full 3% matching contribution on the same basis as other employees, effective January 1, 2012, the Committee modified our non-qualified deferred compensation plan to allow highly compensated employees to make contributions to the plan.

Deferred Compensation

Executive officers and certain key managers participate in the Company’s deferred compensation plan. The Committee reviews the plan in conjunction with its compensation consultant as a component of the total compensation program. Under the deferred compensation program, we credit 10% of the cash compensation of each participating executive officer for the preceding calendar year, up to $30,000, to the non-qualified deferred compensation plan for the executive officer. We select the funds in the portfolio, but the executive officer selects the funds in which to invest. Subject to specified vesting requirements, the value of an executive’s account is paid out upon termination of the executive’s employment.

Perquisites

Although we have historically offered certain perquisites to our executive officers, the Committee voted to remove all perquisites as elements of compensation effective the first day of fiscal 2011 and accordingly, these perquisites will not be part of the Company’s future compensation philosophy.

Auto Allowance Buyout

In January 2008, the Company eliminated auto allowances for new employees, but grandfathered in existing employees who were hired prior to that time. Accordingly, during fiscal 2010, the Company provided auto allowances to certain grandfathered executive officers. The value of the auto allowance was set to approximate the average total cost of financing, maintaining, and operating an automobile reasonably appropriate to the executive’s position. In November 2010, these auto allowances were completely eliminated and in connection with their elimination a lump sum payment of $20,400 was paid to certain grandfathered executive officers.

Relocation Tax Gross-Up

The Company previously offered limited reimbursement of relocation expenses for executive officers that were required to relocate as a condition of their employment. In 2011, the Company eliminated tax gross-up payments previously made in connection with these payments.

Medicare Tax Gross-Up

Medicare tax gross-ups have previously been de minimis in value. In November 2010, the Committee completely eliminated these gross-ups. The actual gross-up was determined via mathematical formula that calculated the percentage that was grossed up to the executive officer based on the tax rate. Because all executive officers already paid the maximum Social Security tax, the 1.45% Medicare tax was the only tax for which we made this payment.

Severance and Noncompetition Agreements

Severance and noncompetition agreements are designed to protect the Company from competition by former executive officers, deter former executive officers from soliciting our customers, suppliers, and employees, and provide transitional compensation to executive officers in the event of certain termination events. They provide security for executive officers against sudden termination and help promote retention of high performing individuals. They also assist in recruiting and retaining key employees by providing competitive arrangements. The provisions of each agreement are determined by analysis of peer group and market trends and practices, and are set at competitive levels with industry practice.

We have entered into severance and noncompetition agreements to provide compensation to eligible executives whose employment is terminated involuntarily under certain circumstances. Our plans or long-term incentive awards may also provide payments or benefits in the event of the termination of employment or a Change in Control of the Company. The financial terms of these agreements as well as other provisions effective upon severance or a Change in Control are discussed in detail under “Potential Payments upon Termination or Change in Control,” below. The following table provides a summary of these terms.

	Voluntary Resignation without “Good Reason”	Termination by the Company for “Cause”	Termination by the Company without “Cause” OR Resignation for “Good Reason”	Death or Disability	Consideration Payable Upon a Change in Control
Severance and Non-competition Agreement	Not entitled to any severance.	Not entitled to any severance.
Entitled to receive 12 months’ base salary (24 months’ base salary for Ms. Holt) at the highest rate paid in the preceding three years prior to termination, plus the average annual bonus (two times the average annual bonus for Ms. Holt) paid for the preceding three fiscal years, plus 12 months’ continuation of health insurance benefits (24 months for Ms. Holt)
Not entitled to any severance.
Double trigger for payment requiring Change in Control and termination of employment.

Entitled to receive 12 months’ base salary (24 months’ base salary for Ms. Holt and 18 months’ base salary for Mr. Martin) at the highest rate paid in the preceding three years prior to termination, plus the average annual bonus (two times the average annual bonus for Ms. Holt) paid for the preceding three fiscal years, plus 12 months’ continuation of health insurance benefits (24 months for Ms. Holt and 18 months for Mr. Martin)

Deferred Compensation Plan	Unvested portion of account forfeited.	Account is cancelled and forfeited.	Unvested portion of account forfeited.	Accelerate vesting so account is 100% vested.	Accelerate vesting so account is 100% vested but not payable until termination of employment.
Stock Options and SSARs
All options and SSARs are forfeited and may not be exercised; provided, however, that for SSARs issued after May 2008, an officer who voluntarily resigns would have up to 60 days after his or her resignation to exercise any vested SSARs.
All options and SSARs are forfeited.
Any unvested options and SSARs are forfeited. Vested options or SSARs would remain exercisable for one year (or three months in the case of tax-qualified incentive stock options), but not later than the original expiration date.

Accelerate vesting so all unvested options and SSARs would vest and all options or SSARs would remain exercisable for one year, but not later than the original expiration date and in the event of disability would remain exercisable until the original expiration date (or one year in the case of tax-qualified incentive stock options).
Accelerate vesting so all unvested options and SSARs would vest.
Restricted Stock Awards	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.	Accelerate vesting so all unvested shares would immediately vest.	Accelerate vesting so all unvested shares would immediately vest.
Performance Share Awards	The award is cancelled without payment.	The award is cancelled without payment.	The award continues for its normal term, but the size of the award is prorated.	The award continues for its normal term, but the size of the award is prorated.
The performance period for outstanding performance shares would immediately end, and the award would be paid out based on the degree to which the performance criteria specified in each award have been satisfied at that time.

Performance Cash Awards	The award is cancelled without payment.	The award is cancelled without payment.	The award is cancelled without payment.	The award is cancelled without payment.	No effect.

Consideration of multiple compensation components

The Committee considers total cash and equity compensation when setting the compensation of executive officers. In doing so, the Committee considers the retention value of the long-term equity currently held by the executive officer and the impact that retirement or voluntary termination would have on the executive officer. Based on this review, the Committee may decide to adjust one or more elements of an executive officer’s total compensation. The Committee aims to provide competitive total direct compensation and assesses an executive officer’s total compensation package when looking at the executive officer’s competitive standing relative to the market. The Committee considers the link to stockholder return, accounting expense, retention value to executives, and impact on dilution when setting the compensation of executive officers.

Additionally, the Committee seeks to provide a competitive compensation mix, with discretion depending on factors deemed relevant to the Committee, such as individual performance, internal equity, historical pay practices and scope of role. Certain compensation decisions may specifically affect other elements of compensation. For example, because potential bonus payouts and deferred compensation allocations are based on the executive officer’s base salary, increases in base salary also increase the amount of potential bonus payouts and deferred compensation contributions for which executives are eligible. Additionally, for 2011 we granted long-term incentive compensation in the form of SSARs and long-term performance awards payable in cash. These awards provide different motivational attributes that we believe appropriately motivate and retain top talent.

CEO Compensation for 2011

On September 8, 2010, the Board appointed Victoria M. Holt to the position of President and Chief Executive Officer. The Company entered into an offer letter agreement and a severance and non-competition agreement with Ms. Holt, both effective upon commencement of her employment. Based on recommendations from the Committee’s compensation consultant at the time as to a competitive CEO compensation package, the Committee approved an annual base salary of $650,000 for Ms. Holt and a target bonus equal to 100% of her base salary. Based on the Company’s performance under our 2011 Short-Term Incentive Plan, Ms. Holt did not receive a bonus for fiscal 2011. For fiscal 2012, Ms. Holt did not receive a base salary increase due to the fact that she has been in her position for just over one year and the Company did not meet its plan in fiscal 2011.

Ms. Holt received both an initial cash payment and an initial equity grant upon joining the Company as hiring and retention incentives. The Committee granted Ms. Holt a $250,000 cash payment and long-term equity awards with a total target value of $1,000,000. The equity grant consisted of $500,000 in SSARs (priced at the Black-Scholes value on September 13, 2010, the date of grant) and $500,000 in time-vested restricted stock (priced at the NYSE closing price of the common stock on September 13, 2010, the date of grant). Both the SSARs and time-vested restricted stock vest ratably over a four-year period.

In addition, Ms. Holt received long-term incentive equity awards with a total value of $1,300,000, consisting of $433,333 in SSARs (priced at the Black-Scholes value on September 13, 2010, the date of grant), $433,333 in time-vested restricted stock (priced at the NYSE closing price of the common stock on September 13, 2010, the date of grant), and a $433,333 long-term performance award. The Committee subsequently increased Ms. Holt’s 2011 long-term performance award target amount to $892,000 based on the design of the plan for fiscal 2011, including the perceived difficulty of achieving the minimum threshold for a payout. The performance award was granted under the 2011 Long-Term Incentive Plan on the same basis as awards to other executive officers. The SSARs and time-vested restricted stock vest over a four-year period; the performance shares have a three-year performance period.

Ms. Holt’s severance agreement provides that in the event the Company terminates her employment for any reason other than Cause, or for any reason other than Cause within 24 months after a Change in Control of the Company, or if she terminates her employment for Good Reason, she would be entitled to severance in an amount equal to 24 months of salary at the highest rate paid to her in the three years prior to termination, a payment of two times her average annual bonus awarded for the three fiscal years prior to termination, and 24 months’ continuation of health insurance benefits. The other terms of her severance agreement are generally consistent with the severance agreements previously entered into by our other named executive officers, as described under “Potential Payments Upon Termination or Change in Control.” None of these agreements has a tax gross-up.

Stock ownership guidelines for executive officers

We have adopted stock ownership guidelines for our executive officers. We believe it is important to align the interests of executive officers with the interests of stockholders. The stock ownership guidelines for executive officers apply to all executive officers and all vice presidents of our principal operating divisions. To be in compliance with the guidelines, a covered officer must acquire and maintain ownership of Company common stock having an aggregate value at least equal to the specified multiple of the officer’s base salary:

Chief Executive Officer	3.0 x base salary
Executive Vice Presidents	2.0 x base salary
Other Vice Presidents	1.0 x base salary

During any period of time that a covered officer’s ownership is below the applicable guideline, the officer must retain ownership of at least 50% of any net shares of Company common stock acquired by the officer pursuant to the vesting, payout or exercise of any stock-based compensatory award granted after the approval of the guidelines. For this purpose, “net” means after subtracting any shares sold or surrendered to pay taxes or to pay any required exercise price. Shares owned by the officer or members of the officer’s immediate family and shares held for the benefit of the officer under an employee benefit or retirement plan are counted towards attaining the required investment level. Vested and unvested restricted stock also counts towards calculating ownership levels. Stock options and SSARs do not count in calculating ownership levels, and performance shares or other performance-based awards also do not count unless all performance periods have closed and all performance conditions have been satisfied. Upon specific application, the Committee or its Chair may grant exceptions to the guidelines in cases of serious hardship or upon a satisfactory showing that the applicant has met the guidelines through acquisitions of common stock since the last valuation date. No exceptions to the guidelines were granted during fiscal 2011.

Hedging Policy
The Board and the Company’s senior executive officers are prohibited from hedging their ownership of or engaging in certain speculative transactions in the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock or debt.

Tax accounting considerations

We consider tax and accounting implications in determining all elements of our compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to its NEOs (other than qualified performance-based compensation) exceeding $1 million. The Committee considers the impact of this deductibility limit on the compensation that it intends to award, and attempts to structure compensation such that it is deductible whenever possible. For example, our annual bonus program is intended to satisfy the requirements of Section 162(m). However, the Committee also exercises its discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it in the best interest of the Company to do so. The Committee has exercised this discretion, for example, when making stock awards without any performance-based conditions. The Committee believes that in some instances it is in the best interest of stockholders to grant stock awards without performance-based conditions, such as time-vested restricted stock, in order to recruit and retain key executives.

When establishing executive compensation, the Committee considers its impact for financial reporting purposes. In particular, the Committee considers the impact on current and future periods of all equity compensation that it approves.

Compensation Clawbacks
The New York Stock Exchange is expected to revise its listing standards in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act to require listed issuers to adopt and disclose clawback policies. Under such policies, an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws will trigger a clawback. The Company will be required to recover any erroneously awarded compensation payments that would not have been made had the restated accounting numbers been used. Any payments made to current or former executive officers during the three-year period preceding the date of a restatement will be subject to the policy. Our existing equity and performance-based compensation plans will be reviewed and updated for consistency with the clawback policy when it is adopted.

Compensation Policies and Practices as they Relate to Risk Management

The Committee reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that our compensation programs do not, and are not likely to, have a material adverse effect on the Company. The Committee noted several design features of the Company’s compensation programs that reduce the likelihood of excessive risk-taking:

▪	the compensation program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics;

▪	for the executive compensation program, maximum payout levels for annual performance-based bonuses are capped at 200 percent of target;

▪	the Committee retains negative discretion over annual performance-based bonuses and performance shares applicable to the named executive officers;

▪	executive officers are subject to stock ownership guidelines; and

▪	compensation plans contain multiple metrics and performance periods within the same fiscal year.

Results of Say-On-Pay Votes at 2011 Annual Meeting

At our 2011 Annual Meeting of Stockholders, as required by federal securities laws, we held a non-binding stockholder vote on our executive compensation as described in that proxy statement (commonly referred to as “Say-on-Pay”). At the meeting, approximately 81% of the votes eligible to be cast on the matter were cast to approve our executive compensation programs, approximately 13% of the votes were cast against, and approximately 5% abstained from voting. During our 2011 fiscal year, the Committee considered the results of the vote and feedback received from stockholders as part of its review of our overall compensation program, including levels and compensation elements. Also, at the Committee’s recommendation, management reached out to the Company’s largest stockholders to further communicate the Company’s willingness to discuss its compensation programs with stockholders and to answer any questions and solicit feedback from stockholders regarding the Company’s current compensation practices.

We also held a non-binding stockholder vote at the meeting on whether to hold a Say-on-Pay vote every one, two, or three years. Approximately 80% of the votes eligible to be cast on the matter were cast in favor of every one year, approximately 7% were cast in favor of every two years, approximately 8% were cast in favor of every three years, and approximately 5% abstained. In line with the results of the vote, we plan to present a Say-on-Pay vote every year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the above section captioned “Compensation Discussion and Analysis.” Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2011 Annual Report on Form 10-K.

/s/ Pamela F. Lenehan	/s/ Edward J. Dineen	/s/ Craig A. Wolfanger
Pamela F. Lenehan	Edward J. Dineen	Craig A. Wolfanger
(Committee Chair)

COMPENSATION OF EXECUTIVE OFFICERS

The following tables and discussion provide information about compensation of the Company’s Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers.

Summary Compensation Table

Name and Principle Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation(5)	Total
Victoria M. Holt President and Chief Executive Officer(6)	2011	$650,000	-	N/A	$ -	$ -	$243,005	$893,005
	2010	92,500	250,000	983,331	933,333	-	68,444	2,327,608
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Randy C. Martin Executive Vice President – Corporate Development and Chief Financial Officer	2011	356,000	-	N/A	61,596	-	58,650	476,246
	2010	356,000	-	189,500	322,695	32,040	18,891	919,126
	2009	345,320	-	111,605	61,848	159,880	44,452	723,105
Timothy P. Feast Senior Vice President, Color & Specialty Compounds(7)	2011	150,577	80,000	42,000	62,100	-	120,451	455,128
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Robert E. Lorah Senior Vice President, Human Resources(8)	2011	159,192	141,125	59,760	88,400	-	180,178	628,655
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carol L. O'Neill Senior Vice President, Packaging(9)	2011	300,577	120,000	N/A	57,348	-	39,051	516,976
	2010	167,308	-	108,160	166,200	65,625	88,451	595,744
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A
__________

(1)
The amounts in this column reflect the following: Mr. Feast, a $30,000 signing bonus and a $50,000 discretionary bonus; Mr. Lorah, a $100,000 signing bonus and a $41,125 discretionary bonus; and Ms. O’Neill, a $120,000 discretionary bonus.

(2)
The amounts in this column reflect the grant date fair value for restricted stock and performance share awards at a 1.0x payout factor. Under the Company’s performance share award plan, the maximum payout factor is 2.0x. Assumptions used in the calculation of these amounts are included in the footnote “Stock-Based Compensation” included in the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2011.

(3)
The amounts in this column reflect the grant date fair value for stock option and stock-settled stock appreciation right awards. Assumptions used in the calculation of these amounts are included in the footnote “Stock-Based Compensation” included in the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2011.

(4)
The amounts shown in this column reflect cash awards payable to NEOs under the Company’s Short-Term Incentive Plan, based on the Company’s achievement of specified performance goals set annually by the Compensation Committee. For an explanation of the determination of these awards, see “Short-Term Compensation Elements” in the “Compensation Discussion and Analysis” section above.

(5)	For our 2011 fiscal year, All Other Compensation consists of the following

Name and Principle Position	Company Contributions to Nonqualified Deferred Compensation Plan(a)	Company Matching Contributions to 401(k) Plan(b)	Relocation(c)	Automobile Allowance Buyout(d)	Total All Other Compensation
Victoria M. Holt President and Chief Executive Officer	$30,000	$9,750	$203,255	$—	$243,005
Randy C. Martin Executive Vice President - Corporate Development and Chief Financial Officer	$30,000	$8,250	$—	$20,400	$58,650
Timothy P. Feast Senior Vice President, Color & Specialty Compounds	$—	$—	$120,451	$—	$120,451
Robert E. Lorah Senior Vice President, Human Resources	$—	$5,451	$174,727	$—	$180,178
Carol L. O'Neill Senior Vice President, Packaging	$30,000	$9,051	$—	$—	$39,051
__________

(a)
Contributions to the deferred compensation plan are intended to be a partial substitute for the Company’s lack of a defined benefit retirement plan and to address the limits on permitted 401(k) plan contributions. The Company credits each participant’s account with an amount equal to 10% of the participant’s cash compensation for the preceding calendar year, with a maximum annual credit of $30,000. Further information about the Plan is provided in the table captioned “Nonqualified Deferred Compensation for fiscal 2011,” below, and related notes.

(b)	For all employees participating in the Company’s 401(k) plan, the Company contributes an amount equal to 50% of employee contributions, up to a maximum of 3% of eligible compensation.

(c)	The Company paid for certain expenses associated with Ms. Holt’s, Mr. Feast’s and Mr. Lorah’s respective relocations to St. Louis, MO.

(d)
The amount in this column represents a lump sum payment to Mr. Martin in connection with the Company’s elimination in November 2010 of an automobile allowance program that was previously provided to certain NEOs. The amount of the automobile allowance was included as compensation on Mr. Martin’s W-2, and he is responsible for paying all applicable taxes on this amount.

(6)
Ms. Holt served on the Board as an independent director and member of the Compensation and Governance Committees during the majority of fiscal 2010 until her appointment as President and Chief Executive Officer in September 2010. Ms. Holt received $68,444 in fees which is included in the ‘All Other Compensation’ column of the table and $50,000 in restricted stock unit grants which is included in the ‘Stock Awards’ column of the table for her service as a non-employee director during fiscal 2010. See the “Compensation Discussion and Analysis” section above for a discussion of Ms. Holt’s compensation once appointed as President and Chief Executive Officer.

(7)	Mr. Feast joined the Company as its Senior Vice President, Color & Specialty Compounds in May 2011.

(8)	Mr. Lorah joined the Company as its Senior Vice President, Human Resources in April 2011.

(9)	Ms. O’Neill joined the Company as its Senior Vice President, Packaging in April 2010.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted to our NEOs for fiscal 2011. The four types of plan-based awards granted in fiscal 2011 are as follows:

Short-Term Incentive Plan
Awards under the Short-Term Incentive Plan are paid in cash. The criteria and method for determining the threshold, target and maximum amounts for 2011 are described in the “Short-Term Compensation Elements” in the “Compensation Discussion and Analysis” section above.

Long-Term Incentive Plan Awards
Long-Term Incentive Plan awards consist of long-term performance-based compensation payable in cash rather than equity. The long-term performance awards are based on the Company’s return on invested capital over a three-year performance period and are to be settled in cash based on the attainment of specified performance goals. These awards are designed to promote and reward superior longer-term (three-year) Company performance. These awards will be forfeited if the participant’s employment is terminated during the applicable performance period. The Long-Term Incentive Plan is intended to motivate and retain the executive officers while limiting the dilutive impact from the overall compensation program on stockholders.

Restricted Stock

Restricted stock consists of Company common stock issued subject to conditions which prohibit sale or transfer of the stock during a prescribed vesting period, during which time the holder has the right to vote and receive dividends on the shares. The restricted stock awards vest at the rate of 25% per year from the date of grant. With certain exceptions, unvested shares are forfeited if the holder leaves the Company. For purposes of the awards, the unit value of the restricted stock was the closing price of the common stock on the grant date (which is equal to the Company’s expense for financial accounting purposes); the number of shares granted to each participant was based on the total award value divided by the unit value.

SSARs
A stock-settled stock appreciation right, or SSAR, is economically equivalent to a stock option for the same number of shares, but it requires no cash to exercise and results in fewer shares issued by the Company. It gives the holder the right, upon exercise of the SSAR, to receive the net appreciation in value of a specified number of shares of Company common stock over a base price, which must be at least equal to the fair market value of the underlying shares on the grant date. Upon exercise the value of the award is payable to the holder in shares of Company common stock. Like a stock option, if the stock price does not appreciate during the award term, the award has no value. The SSARs become exercisable at the rate of 25% per year from the date of grant, and once exercisable, they may be exercised at the holder’s discretion for the remainder of their term, which is ten years; however, with certain exceptions they terminate if the holder leaves the Company. For purposes of the awards, the unit value of the SSARs was calculated under the Black-Scholes method (which is the same method used by management to calculate the Company’s expense for financial accounting purposes); the number of SSARs granted to each participant was based on the total award value divided by the unit value.

Grants of Plan-Based Awards Table for Fiscal 2011

Name and Principle Position	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold	Target	Maximum
Victoria M. Holt President and Chief Executive Officer	Annual Performance-based Bonus		$—	$650,000	$1,300,000
	Long-Term Performance Cash Award		$892,000	$892,000	$1,010,000	N/A			N/A
Randy C. Martin Executive Vice President -Corporate Development and Chief Financial Officer	Annual Performance-based Bonus		$—	$213,600	$427,200
	Long-Term Performance Cash Award		$443,000	$443,000	501000	N/A			N/A
	SSARs	12/16/2010					11,600	$8.8	$61,596
Timothy P. Feast Senior Vice President, Color & Specialty Compounds	Annual Performance-based Bonus		$—	$75,313	$150,626
	Long-Term Performance Cash Award		$360,000	$360,000	$408,000	N/A			N/A
	Restricted Stock	5/2/2011				6,000			$42,000
	SSARs	5/2/2011					15,000	$7	$62,100
Robert E. Lorah Senior Vice President, Human Resources	Annual Performance-based Bonus		$—	$80,500	$161,000
	Long-Term Performance Cash Award		$360,000	$360,000	$408,000	N/A			N/A
	Restricted Stock	4/4/2011				8,000			$59,760
	SSARs	4/4/2011					20,000	$7.47	$88,400
Carol L. O'Neill Senior Vice President, Packaging	Annual Performance-based Bonus		$—	$150,313	$300,626
	Long-Term Performance Cash Award		$412,000	$412,000	$466,000	N/A			N/A
	SSARs	12/16/2010					10,800	$8.8	$57,348
_________

(1)
The amounts shown in this column for performance-based bonuses reflect the ranges of cash awards that potentially could have been paid to NEOs under the Company’s Short-Term Incentive Plan for fiscal 2011, based on the Company’s achievement of the specific performance goals set by the Compensation Committee. Because these goals were not met with respect to the 2011 fiscal year, no payouts were actually made for these awards.

(2)
The amounts shown in this column for long-term performance awards reflect the possible future payout for long-term incentive awards granted for the fiscal 2011 to 2013 performance period. Under the terms of the awards, the targeted amounts will be earned if at the end of the three-year performance period the Company achieves a return on invested capital percentage of 11.5% or greater. The amount of the payout will increase by 3% for each .1% increase in return on invested capital above the target up to the maximum payout. No payouts will be made if the target is not met at the end of the three-year performance period.

(3)
The amounts shown in this column represent the grant date fair values of restricted stock and SSAR awards issued to the NEOs under the Company’s Long-Term Equity Incentive Plan, which is described in detail in the “Compensation Discussion and Analysis” section and the narrative preceding this table.

OUTSTANDING EQUITY AWARDS AT OCTOBER 29, 2011

Name, Type of Award	Grant Date	Option / SSAR Awards					Stock Awards
							Restricted Stock Awards		Performance Shares
		Number of Securities Underlying Unexercised Option – Exercisable (1)	Number of Securities Underlying Unexercised Option – Unexercisable (1)	Option Exercise Price	Option Expiration Date	Unrealized Value of Exercisable Options (2)	Number of Unvested Shares or Units of Stock (3)	Market Value of Unvested Shares or Units of Stock (3)	Equity Incentive Plan Awards: Number of Unvested Unearned Shares, Units or Other Rights (4)	Equity Incentive Plan Awards: Market or Payout Value of Unvested Unearned Shares, Units or Other Rights (4)
Victoria M. Holt
Restricted Stock	9/13/2010						100,286	$408,164	—	$—
SSARs	9/13/2010	55,292	165,877	$6.98	9/12/2020	$—
Randy C. Martin
Stock Option	12/6/2001	25,000	—	$21.1	12/5/2011	$—
Stock Option	12/12/2002	30,000	—	$18.08	12/11/2012	$—
Stock Option	12/11/2003	30,000	—	$21.9	12/10/2013	$—
Stock Option	12/10/2004	36,000	—	$26.02	12/9/2014	$—
Stock Option	12/19/2005	30,000	—	$21.19	12/18/2015	$—
SSARs	12/15/2006	17,700	—	$26.41	12/14/2016	$—
Restricted Stock	12/19/2007		—				4,490	$18,274
SSARs	12/19/2007	31,575	10,525	$13.53	12/18/2017	$—
Restricted Stock	1/28/2009						8,125	$33,069
SSARs	1/28/2009	17,875	17,875	$4.06	1/27/2019	$179
Performance Shares	1/28/2009								13,000	$52,910
Restricted Stock	12/16/2009						14,789	$60,191
SSARs	12/16/2009	13,674	41,021	$9.61	12/15/2019	$—
SSARs	12/16/2010	—	11,600	$8.8	12/15/2020	$—
Timothy P. Feast
Restricted Stock	5/2/2011						6,000	$24,420	—	$—
SSARs	5/2/2011	—	15,000	$7	5/1/2021	$—
Robert E. Lorah
Restricted Stock	4/4/2011						8,000	$32,560	—	$—
SSARs	4/4/2011	—	20,000	$7.47	4/3/2021	$—
Carol L. O'Neill
Restricted Stock	4/12/2010						6,000	$24,420
SSARs	4/12/2010	5,000	15,000	$13.52	4/11/2020	$—
SSARs	12/16/2010	—	10,800	$8.8	12/15/2020	$—
_________

(1)
These securities consist of options and SSARs. All options and SSARs vest 25% on each of the first four anniversaries of the grant date, except that vesting is accelerated in the event of the death or disability of the officer or a Change in Control of the Company, as defined in the award agreement.

(2)
The unrealized value of exercisable options and SSARs is based on the difference between the exercise price and the Company’s closing stock price of $4.07 on October 28, 2011, the last trading day in the Company’s 2011 fiscal year, multiplied by the number of options and SSARs exercisable at that date.

(3)
The shares reported in these columns consist of the unvested portion of restricted stock awards. All awards of restricted stock to Company employees vest 25% on each of the first four anniversaries of the grant date, except that vesting is accelerated in the event of the death or disability of the officer or a Change in Control of the Company, as defined in the award agreement. The dollar value shown is based on the Company’s closing stock price of $4.07 on October 28, 2011, the last trading day in the Company’s 2011 fiscal year, multiplied by the number of shares of restricted stock.

(4)
The awards reported in these columns consist of performance share awards whose performance period was the Company’s 2009-2011 fiscal years. The dollar value shown is based on the Company’s October 28, 2011 closing stock price of $4.07. Based on the performance criteria evaluated after the close of the 2011 fiscal year, these awards did not pay out. For more information about the performance criteria please refer to the discussion of performance shares under “Grants of Plan-Based Awards For Fiscal 2011” above, and to the “Compensation Discussion and Analysis” section and the narrative preceding this table.

OPTION EXERCISES AND RESTRICTED STOCK VESTED DURING FISCAL 2011

Name and Principle Position	Option / SSAR Awards		Stock Awards
			Restricted Stock Awards		Performance Shares
	Number of Securities Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting	Number of Shares Acquired on Vesting	Value Realized on Vesting
Victoria M. Holt President and Chief Executive Officer	None	None	33,429	$142,073	None	None
Randy C. Martin Executive Vice President - Corporate Development and Chief Financial Officer	None	None	14,723	$135,977	None	None
Timothy P. Feast Senior Vice President, Color & Specialty Compounds	None	None	None	None	None	None
Robert E. Lorah Senior Vice President, Human Resources	None	None	None	None	None	None
Carol L. O'Neill Senior Vice President, Packaging	None	None	2,000	$13,820	None	None

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2011

Name and Principle Position	Executive Contributions	Registrant Contributions (1)	Aggregate Earnings (2)	Aggregate Withdrawals / Distributions	Aggregate Balance as of FYE (3)
Victoria M. Holt President and Chief Executive Officer	None	$30,000	None	None	$30,000
Randy C. Martin Executive Vice President – Corporate Development and Chief Financial Officer	None	$30,000	$7,858	None	$323,527
Timothy P. Feast Senior Vice President, Color & Specialty Compounds	None	None	None	None	None
Robert E. Lorah Senior Vice President, Human Resources	None	None	None	None	None
Carol L. O'Neill Senior Vice President, Packaging	None	$30,000	None	None	$30,000
__________

(1)
The Company credits amounts to participants’ accounts equivalent to cash contributions, as described below. These amounts are also reported in the All Other Compensation column of the Summary Compensation Table.

(2)	These amounts are not included in the Summary Compensation Table because the earnings are credited at a market rate of return, as described below.

(3)	The balance shown includes both vested and non-vested amounts.

The Company maintains a nonqualified deferred compensation plan for the NEOs and certain other key managers of the Company. Contributions to the deferred compensation plan are intended to be a partial substitute for the Company’s lack of a defined benefit retirement plan and to address the limits on permitted 401(k) plan contributions. The Company credits each participant’s account with an amount equal to 10% of the participant’s cash compensation for the preceding calendar year, with a maximum annual credit of $30,000.

The Company increases or decreases each participant’s account balance by an amount equal to the gains or losses, respectively, on a hypothetical portfolio of investment funds equal in value to the participant’s account. The investment funds, and the percentage of the participant’s account invested in each fund, are chosen by the participant from a list of possible investment funds selected by the Company. The Company does not guarantee participants a return on their account balances.

The Company does not actually fund participants’ accounts before payout, and the accounts therefore represent only the Company’s unsecured promise to pay the value of the account to the participants. However, the Company maintains policies of life insurance having a cash surrender value approximately equal to the aggregate values of the participants’ accounts, in order to offset the Company's obligation to pay out participants’ accounts upon termination.

Each year’s contribution vests ratably over a four-year period; however, the entire account becomes fully vested upon the participant’s death, disability, retirement or a Change in Control of the Company. Upon termination of the participant’s employment, other than for cause, the participant is entitled to receive the vested balance in his or her account. Accounts of certain employees who are considered “key employees” under the deferred compensation rules under Internal Revenue Code Section 409A may not be distributed for six months after the employee’s separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below reflects the amount of compensation payable to each of the Company’s NEOs in the event of termination of the executive officer’s employment with or without cause and upon a Change in Control of the Company, pursuant to the terms of their respective agreements and awards in effect as of October 29, 2011, the last day of our 2011 fiscal year. Any payment that would be made to a NEO under nondiscriminatory plans or policies applicable to employees generally, such as death and disability benefits, medical and life insurance benefits, and payment of accrued vacation, are not included below.

The payments and amounts shown assume termination effective as of October 29, 2011, and in the case of stock-related compensation are valued based on the closing price of the Company’s stock on October 28, 2011, the last trading day before that date; however, the actual amounts to be paid out would be determinable only at the time of each executive officer’s termination.

Termination

Generally, if the employment of a NEO terminates, regardless of the reason, the officer is entitled to payment of salary to the termination date, but any bonus for an uncompleted performance period is forfeited.

The NEOs are parties to severance and noncompetition agreements or plans, and hold various options or awards, which provide for payments to be made, or for benefits to be increased or accelerated, in varying amounts depending on the circumstances of the termination of the officer’s employment. The following sections describe the application of these agreements, plans and awards in the event of termination under various circumstances.

However, if the employment of a NEO is terminated by the Company for Cause, the officer is generally not entitled to any severance payments, and all equity awards and Deferred Compensation Plan benefits (other than employee contributions and corresponding Company matching contributions) are forfeited, all as described more fully below. The term “Cause” is specifically defined in each severance and noncompetition agreement, award or plan, and may be defined differently in different documents, but generally includes such things as:

▪	Being charged with commission of a felony (provided that if the charges are dropped or the officer is acquitted following termination, the officer shall be entitled to severance);

▪	Willful fraud or other dishonesty;

▪
Gross misconduct or other conduct materially injurious to the Company, including the willful or grossly negligent failure to comply with the lawful instructions of the Board of Directors or the officer’s supervisor;

▪	Failure to comply with the Company’s Code of Business Conduct & Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Officers, or Insider Trading Policy; or

▪	Failure to cooperate with the Company in any internal, governmental or regulatory investigation.

Severance and Noncompetition Agreements

Each NEO has entered into a Severance and Noncompetition Agreement with the Company in a form approved by the Compensation Committee. These agreements provide that if the officer’s employment is terminated by the Company without Cause, or if the officer resigns for Good Reason, as those terms are defined in the agreements, the officer is entitled to the following severance payments:

▪
In the case of Ms. Holt, a payment equal to the sum of (i) 24 months’ base salary, at the highest rate paid in the preceding three years prior to termination, plus (ii) two times her average annual bonus awarded for the preceding three fiscal years.

▪
In the case of Mr. Martin, a payment equal to the sum of (i) 12 months’ base salary (18 months’ if termination is after a Change in Control), at the highest rate paid in the preceding three years, plus (ii) the average annual bonus paid for the preceding three fiscal years.

▪
In the case of all other NEOs, a payment equal to the sum of (i) 12 months’ base salary, at the highest rate paid in the preceding three years, plus (ii) the average annual bonus paid for the preceding three fiscal years.

Pursuant to the agreements, severance payments to the NEOs are not grossed up for any “golden parachute” tax payable as a result of the severance payments. The agreements also provide that in addition to severance, the NEO’s will be entitled to 12 months’ continuation of health insurance benefits (24 months for Ms. Holt in all cases and 18 months for Mr. Martin if termination is after a Change in Control).

“Good Reason” is defined in these agreements as:

▪
One or more reductions in the officer’s base salary amounting to 10% or more; however, reductions which are consistent with any across-the-board reductions in Company pay generally are not counted unless a Change in Control has occurred;

▪	A change of more than 50 miles in the officer’s required office location, or after a Change in Control, a relocation of the Company’s corporate office by more than 50 miles; or

▪	One or more other actions by the Company which collectively amount to a constructive discharge of the officer under applicable law.

Deferred Compensation Plan

The Company’s Nonqualified Deferred Compensation Plan for officers and other managerial employees provides that Company contributions (other than Company matching contributions) to a participant’s account vest at the rate of 25% on each of the first four annual anniversaries of the date the contribution is made. Unvested Company contributions are subject to forfeiture upon termination of employment.

If the officer’s employment terminates due to death or disability, or once the officer reaches retirement age (i.e., age plus service equal to at least 65), or in the event of a Change in Control of the Company, the officer is entitled to receive 100% of the value of his or her account in the Plan.

In the event of termination of employment for Cause, the participant’s account is cancelled and forfeited (except with respect to the amount, if any, of employee contributions and corresponding Company matching contributions), regardless of the participant’s age, and whether or not a Change in Control has occurred.

Stock Options and SSARs

The terms of the Company’s equity awards are the same for officers as for all other employees. The effect of a termination of employment on an officer’s stock options and SSARs depends on the terms of the particular award and the reason for termination.

Resignation or Termination by the Company for Cause. Generally, if an officer voluntarily resigns or if the officer’s employment is terminated for Cause, as defined in the award document, any options and SSARs are forfeited and may not be exercised; provided, however, that for SSARs issued after May 2008, an officer who voluntarily resigns will have up to 60 days after his or her resignation to exercise any vested SSARs.

Termination by the Company Without Cause. If an officer’s employment is terminated by the Company without Cause, no further vesting will occur but the option or SSAR will remain exercisable for one year (or three months in the case of tax-qualified incentive stock options), but not later than the original expiration date.

Death or Disability. If an officer’s employment is terminated by reason of the officer’s death or disability, the officer’s options or SSARs will become fully vested and in the event of death will remain exercisable for one year, but not later than the original expiration date and in the event of disability will remain exercisable until the original expiration date (or one year in the case of tax-qualified incentive stock options).

Retirement. Upon the Retirement of an officer, the officer’s options or SSARs will continue to vest in accordance with their normal vesting schedules, and they will remain exercisable until the original expiration date; provided, however, that for SSARs issued after May 2008, upon Retirement, any unvested SSARs will be forfeited. For purposes of awards other than SSARs issued after May 2008, Retirement is defined as the permanent withdrawal from regular, active business activities at or after age 60. For SSARs issued after May 2008, Retirement is defined as the resignation of the participant’s employment, other than because of disability, after the participant reaches an age which, when added to the number of the participant’s full years of employment, equals at least 65.

Restricted Stock

Restricted stock awards are treated as follows on termination of the officer’s employment:

▪	If the officer’s employment terminates for Cause or for any other reason except death, disability or Retirement, the unvested shares are cancelled without any payment to the officer;

▪	In the event of the officer’s death or disability, all unvested shares immediately vest; and

▪
In the event of the officer’s Retirement, unvested shares continue to vest in the normal course; provided, however, that for restricted stock awards granted after May 2008, all unvested shares are forfeited if the officer’s employment terminates for any reason other than a Change in Control or the officer’s death or disability.

The capitalized terms have the same definitions as for awards other than SSARs issued after May 2008.

Performance Shares

Performance share awards are treated as follows on termination of the officer’s employment:

▪	If the officer’s employment terminates for Cause or the officer voluntarily resigns, the award is cancelled without any payment to the officer; and

▪
If the officer’s employment terminates without Cause or in the event of the officer’s death, disability or Retirement, the award continues for its normal term, but the size of the award is prorated based on the number of years elapsed during the performance period.

Performance Cash Awards

Performance cash awards will be forfeited if the participant’s employment is terminated during the applicable performance period.

The capitalized terms have the same definitions as for SSARs issued after May 2008.

Change In Control

Except as noted below in the case of restricted stock and performance shares, the NEOs are not entitled to any payment solely because of a Change in Control of the Company. However, if the officer’s employment is terminated after a Change in Control as per the severance and noncompetition agreement, the amount received may be higher than it would have been if the Change in Control had not occurred.

As specified in the executive officer’s severance and noncompetition agreements, a “Change in Control” of the Company is defined as the consummation of a transaction resulting in a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company within the meaning of Internal Revenue Code Section 409A. For purposes of the Company’s other awards and benefits, a “Change in Control” of the Company is defined as:

▪	If any person acquires at least 50% of the Company’s voting stock without the prior approval of the Board of Directors;

▪
The approval by the Board of Directors of any merger or other transaction as a result of which either the Company would not be the surviving corporation, or its stockholders would not own at least a majority of its voting power in substantially the same proportions as before the transaction, or its common stock would be converted into cash or securities not having substantially the same proportionate voting power as before the transaction;

▪	Any tender offer for 20% or more of the Company’s common stock, if the person making the tender offer could own 50% or more of the common stock when the tender offer terminates; or

▪
Any change in a majority of the Board of Directors within any 24-month period, unless the new directors were approved by a majority of the directors who were on the Board of Directors at the beginning of the period.

In addition, under the Short-Term Incentive Plan and outstanding equity awards, the approval by the Company’s stockholders of the Company’s liquidation or the sale of substantially all its assets also constitutes a Change in Control.

In the event of a Change in Control of the Company:

All accounts under the Deferred Compensation Plan would become fully vested, and would no longer be subject to forfeiture of the Company’s contributions.

All unvested stock options and SSARs would become fully vested, allowing immediate exercise of the options and SSARs. However, the holder would still be required to exercise the option or SSAR at a time of his or her choosing prior to its expiration or termination, and would still be subject to the same restrictions and risks as would apply in the absence of a Change in Control.

All restricted stock would immediately vest and would be delivered to the holder free from future service or other restrictions.

The performance period for outstanding performance shares would immediately end, and the award would be paid out based on the degree to which the performance criteria specified in each award have been satisfied at that time, which may result in a greater or lesser payout than if the Change in Control had not occurred.

Estimated Amounts Payable

The tables below reflect the amount of compensation payable to each of the Company’s NEOs in the event of termination of the executive’s employment for various reasons and in the event of a Change in Control of the Company, as described above.

The payments and amounts shown assume termination or a Change in Control as of October 29, 2011, the last day of the Company’s 2011 fiscal year, and in the case of stock-related compensation are valued based on the closing price of the Company’s stock on October 28, 2011, the last trading day before that date, which was $4.07 per share. However, the actual amounts to be paid out would be determinable only at the time of each executive officer’s termination.

Payments that would be made to a NEO under benefit plans or employment terms generally available to other salaried employees similarly situated, such as group life or disability insurance and payment of accrued vacation, are not included below.

Victoria M. Holt	Consideration Payable Upon Termination of Employment Due to:
Plan or Agreement	Voluntary Resignation without "Good Reason"	Termination by the Company for "Cause"	Termination by the Company without "Cause," OR Resignation for "Good Reason"	Death or Disability	Consideration Payable Upon a Change in Control
Severance and Non-competition Agreement	$—	$—	$1,300,000	$—	$—	(1)
Deferred Compensation Plan	$—	$—	$—	$30,000	$—	(2)
Stock Options and SSARs	$—	$—	$—	$—	$—
Restricted Stock Awards	$—	$—	$—	$408,164	$408,164
Totals	$—	$—	$1,300,000	$438,164	$408,164

Randy C. Martin	Consideration Payable Upon Termination of Employment Due to:
Plan or Agreement	Voluntary Resignation without "Good Reason"	Termination by the Company for "Cause"	Termination by the Company without "Cause," OR Resignation for "Good Reason"		Death or Disability	Consideration Payable Upon a Change in Control
Severance and Non-competition Agreement	$—	$—	$439,323	(1)	$—	$—	(1)
Deferred Compensation Plan	$259,665	$—	$259,665		$323,527	$—	(2)
Stock Options and SSARs	$—	$—	$—		$358	$358
Restricted Stock Awards	$—	$—	$—		$111,534	$111,534
Totals	$259,665	$—	$698,988		$435,419	$111,892

Timothy P. Feast	Consideration Payable Upon Termination of Employment Due to:
Plan or Agreement	Voluntary Resignation without "Good Reason"	Termination by the Company for "Cause"	Termination by the Company without "Cause," OR Resignation for "Good Reason"	Death or Disability	Consideration Payable Upon a Change in Control
Severance and Non-competition Agreement	$—	$—	$307,500	$—	$—	(1)
Deferred Compensation Plan	$—	$—	$—	$—	$—	(2)
Stock Options and SSARs	$—	$—	$—	$—	$—
Restricted Stock Awards	$—	$—	$—	$24,420	$24,420
Totals	$—	$—	$307,500	$24,420	$24,420

Robert E. Lorah	Consideration Payable Upon Termination of Employment Due to:
Plan or Agreement	Voluntary Resignation without "Good Reason"	Termination by the Company for "Cause"	Termination by the Company without "Cause," OR Resignation for "Good Reason"	Death or Disability	Consideration Payable Upon a Change in Control
Severance and Non-competition Agreement	$—	$—	$282,000	$—	$—	(1)
Deferred Compensation Plan	$—	$—	$—	$—	$—	(2)
Stock Options and SSARs	$—	$—	$—	$—	$—
Restricted Stock Awards	$—	$—	$—	$32,560	$32,560
Totals	$—	$—	$282,000	$32,560	$32,560

Carol L. O’Neill	Consideration Payable Upon Termination of Employment Due to:
Plan or Agreement	Voluntary Resignation without "Good Reason"	Termination by the Company for "Cause"	Termination by the Company without "Cause," OR Resignation for "Good Reason"	Death or Disability	Consideration Payable Upon a Change in Control
Severance and Non-competition Agreement	$—	$—	$373,125	$—	$—	(1)
Deferred Compensation Plan	$—	$—	$—	$30,000	$—	(2)
Stock Options and SSARs	$—	$—	$—	$—	$—
Restricted Stock Awards	$—	$—	$—	$24,420	$24,420
Totals	$—	$—	$373,125	$54,420	$24,420

Notes to Estimated Amounts Payable Tables:

(1)
If termination is without Cause within 24 months of a Change in Control, Ms. Holt, Mr. Martin, Mr. Feast, Mr. Lorah, and Ms. O’Neill would receive the same amount under the Severance and Non-competition Agreement as they would receive if such officer’s employment were terminated by the Company without Cause, or if such officer resigned for Good Reason, provided, however, that Mr. Martin would receive an additional six months’ base salary (at the highest rate paid to him during the three years prior to termination), or an additional $178,000.

(2)	Although a Change in Control results in 100% vesting, there is no payout unless employment terminates.

Post-Employment Restrictions

Certain awards and agreements include express obligations of confidentiality and/or other restrictions after employment ceases, as follows:

Severance and Noncompetition Agreements. These agreements prohibit competing with the Company or soliciting its customers, suppliers or employees for one year after termination of employment.

Deferred Compensation Plan. In addition to an express confidentiality covenant, this Plan prohibits competing with the Company or soliciting its employees for six months after termination of employment.

Stock Options and SSARs. If within one year after leaving the Company the holder of an option or SSAR either competes with the Company, solicits the Company’s employees, discloses the Company’s confidential information, or engages in other activities deemed detrimental to the Company as specified in the award agreement, the Company has the right to cancel any unexercised portion of the award and to repurchase any shares issued within the past year pursuant to exercise of the award, at the exercise or base price.

SECURITY OWNERSHIP

The following table identifies the aggregate shares of common stock beneficially owned as of December 31, 2011 by each director and each NEO, by the executive officers and directors as a group, and by each person known to the Company to be the beneficial owner of more than 5% of the 30,831,919 shares of common stock outstanding as of that date. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

Directors and NEOs	Number of Common Shares Owned		Right to Acquire Common Shares (1)	Total Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Ralph B. Andy	425,745	(2)	-	425,745	1.4%
Jackson W. Robinson	42,643		-	42,643	*
Craig A. Wolfanger	17,302		-	17,302	*
Lloyd E. Campbell	30,564		15,000	45,564	*
Pamela F. Lenehan	40,602	(3)	-	40,602	*
Walter J. Klein	22,702		15,000	37,702	*
Edward J. Dineen	11,602		-	11,602	*
Victoria M. Holt	250,654		55,292	305,946	1.0%
Randy C. Martin	80,583		233,922	314,505	1.0%
Timothy P. Feast	26,000		-	26,000	*
Robert E. Lorah	12,000		-	12,000	*
Carol L. O’Neill	9,983		7,700	17,683	*
All Directors and NEOs as a group (12 persons)	970,380		326,914	1,297,294	4.2%
Other beneficial owners in excess of 5% of the common shares outstanding
FMR LLC	2,638,559	(4)	-	2,638,559	8.6%
82 Devonshire Street
Boston, MA 02109
BlackRock Inc.	2,409,519	(5)	-	2,409,519	7.8%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	2,400,175	(6)	-	2,400,175	7.8%
Palisades West, Building One
6300 Bee Cave Road, Austin, TX, 78746
Reed, Connor and Birdwell, LLC	1,861,764	(7)	-	1,861,764	6.0%
11111 Santa Monica Boulevard, Suite 1700
Los Angeles, CA 90025
Prudential Financial, Inc.	1,784,311	(8)	-	1,784,311	5.8%
751 Broad Street
Newark, New Jersey 07102-3777
__________

*	Less than 1.0%.

(1)
Includes shares issuable upon exercise of currently exercisable common stock options and SSARs within 60 days of December 31, 2011. Excludes shares underlying vested restricted stock units that are not deliverable within 60 days of December 31, 2011 as follows: Mr. Andy (15,676 shares), Mr. Campbell (32,204 shares), Mr. Dineen (27,892 shares), Ms. Holt (12,410 shares), Mr. Klein (32,204 shares), Ms. Lenehan (30,759 shares), Mr. Robinson (33,767 shares) and Mr. Wolfanger (32,204 shares). These shares are deliverable after the director leaves the Board.

(2)
Includes 350,261 shares owned by RBA Partners, L.P. Mr. Andy is the sole stockholder of RBA Investments, Inc., which is a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.

(3)	Includes 5,000 shares held by the spouse of Ms. Lenehan over which she shares investment power.

(4)
Based on a Schedule 13G/A filed with the SEC on April 8, 2011, in which FMR LLC (“FMR”) reported that it beneficially owned and had sole dispositive power with respect to 2,638,559 shares of common stock. FMR reported that it had sole power to vote or to direct the vote of 270,593 shares and shared voting or dispositive power for none of the shares. FMR reported that these shares include shares beneficially owned by Fidelity Management & Research Company (2,367,966 shares), Fidelity Dividend Growth Fund (1,693,363 shares), Edward C. Johnson 3d (2,367,966 shares), and Pyramis Global Advisors Trust Company (270,593 shares).

(5)
Based on a Schedule 13G/A filed with the SEC on February 8, 2011, in which BlackRock, Inc. (“BlackRock”) reported that it beneficially owned and had sole voting and dispositive power with respect to 2,409,519 shares of common stock. BlackRock reported that the shares included shares beneficially owned by BlackRock Japan Co. Ltd., BlackRock Institutional trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock International Limited.

(6)
Based on a Schedule 13G filed with the SEC on February 11, 2011, in which Dimensional Fund Advisors LP (“Dimensional”) reported that it beneficially owned 2,400,175 shares of common stock. It reported that it had sole voting power with respect to 2,315,889 shares of common stock and sole dispositive power with respect to 2,400,175 shares of common stock. Dimensional reported that it held the shares in its role as investment advisor or manager to certain investment funds, group trusts and separate accounts it advises, and disclaimed any beneficial ownership interest in the shares.

(7)
Based on a Schedule 13G filed with the SEC on February 10, 2011, in which Reed, Conner & Birdwell, LLC reported that it beneficially owned and had sole voting and dispositive power with respect to 1,861,764 shares of common stock.

(8)
Based on a Schedule 13G filed with the SEC on February 8, 2011, in which Prudential Financial, Inc. (“Prudential”) reported that it beneficially owned 1,784,311 shares of common stock. It reported that it had sole voting power with respect to 58,000 shares, shared voting power with respect to 96,383 shares, sole dispositive power with respect to 58,000 shares and shared dispositive power with respect to 1,726,311 shares. Prudential reported that the shares covered by the report were held by it for it's own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. In a Schedule 13G filed with the SEC on February 11, 2011, Jennison Associates LLC, an indirect subsidiary of Prudential, reported that it beneficially owned and had sole voting and dispositive power with respect to 1,629,928 of the shares of common stock reported by Prudential.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on review of the copies of such reports filed with the SEC and written representations from its directors and executive officers that no other reports were required, its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them on a timely basis during our 2011 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of October 29, 2011 regarding the Company’s equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (1)
Equity compensation plans approved by security holders	2,262,001	$13.59	2,587,564
Equity compensation plans not approved by security holders	None	None	None
Total	2,262,001	$13.59	2,587,564

(1)
The maximum amount of common stock for which equity awards may be granted under the Company’s 2004 Equity Compensation Plan (the “Plan”) is 5,500,000 shares. The Plan prohibits the Company from repricing any stock options granted under the Plan. No equity awards may be granted under the Plan after December 31, 2012. In the event of any stock split, reverse stock split or stock dividend in excess of 5%, or any other recapitalization, combination or exchange affecting the common stock generally, the number and kind of shares available for issuance under the Plan would be appropriately and automatically adjusted.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends a vote FOR this proposal (Item 2 on the Proxy Card).

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012. The Audit Committee proposes that the stockholders ratify the selection at this Annual Meeting. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Board are requesting, as a matter of policy, that the stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Further, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of stockholders and the Company.

Ernst & Young LLP has served as the Company’s independent auditors since fiscal 2002. The Company has had no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Ernst & Young LLP has advised the Company that its representatives will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During fiscal 2011 and 2010, the Company’s principal auditor, Ernst & Young LLP, provided services in the following categories for the following fees:

Service Category	2011	2010
Audit Fees	$974,132	$903,968
Audit-Related Fees	179,128	120,300
Tax Fees	657,891	932,488
All Other Fees	-	-
Total	$1,811,151	$1,956,756

•
Audit Fees primarily related to work performed in connection with the audit of the Company’s annual financial statements on Form 10-K, the effectiveness of the Company’s internal control over financial reporting and reviews of the Company’s Form 10-Q filings.

•	Audit-Related Fees related to work performed in connection with the audit of the Company’s employee benefit plan and certain statutory reports.

•
Tax fees consist of fees billed to us by Ernst & Young LLP for tax compliance, tax planning and other tax services. The aggregate fees billed for tax compliance, including assistance with federal income tax returns, foreign tax compliance, and tax studies including tax credits and tax accounting methods provided to us by Ernst & Young LLP during 2011 and 2010 were $150,130 and $471,638, respectively. In addition to fees being paid for tax compliance services, the Company paid $507,761 and $460,850, respectively, for tax planning and other tax services provided to us by Ernst & Young LLP during 2011 and 2010.

The Audit Committee approved in advance all services provided by Ernst & Young, LLP. The Audit Committee’s pre-approval policies and procedures are included within the Audit Committee Charter, which is posted in the “Investor Relations” section of the Company’s website, www.spartech.com.

AUDIT COMMITTEE REPORT

The Company’s management has the primary responsibility for its financial reporting process, including its systems of internal controls, for the financial statements resulting from that process, and for the public reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

Each member of the Audit Committee is an independent director as determined by our Board, based on the NYSE listing rules and the Company’s independence guidelines. Each member of the Audit Committee also satisfies the SEC’s additional independence requirement for members of audit committees. In addition, our Board has determined that the Audit Committee’s Chair, Walter J. Klein, is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee retains the independent registered public accounting firm and oversees the Company’s financial reporting process and the audit on behalf of the Board. In fulfilling our oversight responsibilities for fiscal 2011, the Audit Committee:

•	Retained Ernst & Young LLP to perform the fiscal 2011 audit of the Company’s annual financial statements on Form 10-K.

•	Reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended October 29, 2011 as well as the fiscal 2011 quarterly unaudited financial statements.

•
Reviewed and discussed with management the quality and the acceptability of the Company’s financial reporting, internal controls and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States).

•
Reviewed with Ernst & Young LLP and the Company’s internal auditors the overall scope and plans for their respective audits as well as the results of their examinations and their evaluations of the Company’s internal controls.

•	Reviewed significant audit findings by Ernst & Young LLP and by the Company’s internal auditors, together with management’s responses.

•	Reviewed with Ernst & Young LLP their judgments as to the quality and the acceptability of the Company’s financial reporting.

•
Met with Ernst & Young LLP and the Company’s internal auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal accounting controls.

•
Received from Ernst & Young LLP, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with Ernst & Young LLP the auditors’ independence from management and the Company, including the impact of permitted non-audit-related services approved by the Audit Committee to be performed by Ernst & Young LLP and concluded that Ernst & Young LLP’s provision of audit and non-audit services to Spartech and its affiliates is compatible with Ernst & Young LLP’s independence.

•
Discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the above reviews and discussions, we recommended to the Board that the audited financial statements for the fiscal year ended October 29, 2011 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

/s/ Walter J. Klein    /s/ Lloyd E. Campbell    /s/ Craig A. Wolfanger
Walter J. Klein (Chair)     Lloyd E. Campbell     Craig A. Wolfanger

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends a vote FOR this proposal (Item 3 on the Proxy Card).

Federal securities laws require that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”). In agreement with the results of the vote we conducted at our 2011 Annual Meeting of Stockholders on the frequency of Say-on-Pay votes, we plan to present a Say-on-Pay vote every year.

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 13. Our executive compensation program has been designed to pay for performance and align our compensation programs with business strategies focused on long-term growth and creating value for stockholders while also paying competitively and focusing on the total compensation perspective. We feel this design is evidenced by the following:

•	We provide a significant portion of our total compensation in the form of performance-based compensation.

•	Our annual performance-based bonus is based on the achievement of corporate financial measures, such as adjusted EBITDA, and individual goals and objectives that promote the Company’s success.

•	Our long-term incentive opportunities are based on achieving long-term stockholder value; for example, SSARs provide value only in the event of long-term increases in our common stock market price.

•
Our pay for performance philosophy was evidenced in fiscal 2011 as we did not pay an annual performance-based bonus award to our Chief Executive Officer for fiscal 2011 and the performance share awards issued to certain executive officers in fiscal 2009, which vested at the end of fiscal 2011, did not pay out.

•
The Compensation Committee retains discretion over annual performance-based bonuses and performance awards applicable to the named executive officers and has exercised such discretion to limit the amount that would otherwise have been payable under such awards, most recently in connection with the annual performance-based bonus for fiscal 2010.

•
We provide a mix of short-term and long-term and cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages and aligning executive officer compensation with business strategies focused on long-term growth and creating value for stockholders.

•	We require substantial stock ownership by our named executive officers.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the tabular and narrative disclosure herein.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The Compensation Committee encourages stockholders to contact it if there are concerns with the Company’s executive compensation program. Such parties can contact the Compensation Committee by mail at: Spartech Board of Directors, Attention: Ralph B. Andy, Chairman of the Board of Directors, c/o Spartech Corporation, 120 S. Central Avenue, Suite 1700, Clayton, Missouri 63105-1705. All communications made by this means will be received directly by the Chairman of the Board and passed on to the Compensation Committee.

BOARD OF DIRECTOR NOMINATIONS

Stockholders who wish to recommend a candidate for election to the Board may submit such recommendation based on the Company’s Bylaws noted in the below section “Proposals of Stockholders” to the Chairman of the Board at the address set out under “Communication With Directors,” above. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate in accordance with the Company’s Bylaws and must be received in writing not later than December 16, 2012 and not earlier than November 16, 2012 for consideration by the Governance Committee for the 2013 Annual Meeting.

STOCKHOLDER PROPOSALS

PROPOSALS INCLUDED IN THE PROXY STATEMENT

Proposals of stockholders that are intended to be presented by such shareowners at the 2013 Annual Meeting and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than 5:00 p.m., Central Time, October 4, 2012, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

PROPOSALS NOT INCLUDED IN THE PROXY STATEMENT

If a stockholder wishes to present a proposal at the 2013 Annual Meeting or to nominate one or more directors and the proposal is not intended to be included in the proxy statement relating to that meeting, the stockholder must give advance written notice to the Company prior to the deadline for such meeting determined in accordance with the Bylaws. In general, the Bylaws provide that such notice should be addressed to the Corporate Secretary and be received at the Company’s principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of the 2013 Annual Meeting, such notice must be received not later than December 16, 2012 and not earlier than November 16, 2012. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. The Bylaws set out specific requirements that such stockholders and written notices must satisfy. Any stockholder filing a written notice of nomination for director must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such the same type of information as well as, among other things, the text of the proposal or business and the reasons therefore, and other specified matters.

The Bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

•
complete and return a written questionnaire with respect to the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and

•	provide a written representation and agreement that the nominee:

•
is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

•
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

•
would be in compliance if elected as a director and will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Copies of these requirements will be forwarded to any stockholder upon written request.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

Stockholders may view this proxy statement and the 2011 Annual Report to Stockholders over the Internet by accessing the Company’s website at www.spartech.com and clicking on the “Investor Relations” section. Information included on this website does not constitute part of this proxy statement.

OTHER INFORMATION

The Board knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a stockholder proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board may recommend, unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address change? Mark box, sign, and indicate changes below: ☐
COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Each of the Proposals.
1.    Election of directors:
FOR    AGAINST    ABSTAIN    FOR    AGAINST    ABSTAIN
1.1.     Ralph B. Andy    ☐    ☐    ☐    1.5.     Walter J. Klein        ☐    ☐    ☐
1.2.     Lloyd E. Campbell    ☐    ☐    ☐    1.6.     Pamela F. Lenehan        ☐    ☐    ☐
1.3.     Edward J. Dineen    ☐    ☐    ☐    1.7.     Jackson W. Robinson    ☐    ☐    ☐
1.4.     Victoria M. Holt    ☐    ☐    ☐    1.8.     Craig A. Wolfanger        ☐    ☐    ☐

2.	To ratify the selection of Ernst & Young LLP as the Company's independent
registered public accounting firm for the 2012 fiscal year.    ☐    For    ☐    Against    ☐    Abstain

3.	An advisory vote on executive compensation. ☐ For ☐ Against ☐ Abstain

4.	To transact such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date _____________________________________            Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SPARTECH CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
March 15, 2012
8:00 a.m. CST
Spartech Technology Center
11650 Lakeside Crossing Court
Maryland Heights, MO 63146

Spartech Corporation
120 S. Central Avenue, Suite 1700
Clayton, MO 63105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 15, 2012.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” each of the proposals.
By signing the proxy, you revoke all prior proxies and appoint Victoria M. Holt, Rosemary L. Klein, and Randy C. Martin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.eproxy.com/seh	1-800-560-1965	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the internet to vote your proxy until 12:00 p.m. (CT) on March 14, 2012.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on March 14, 2012.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.